PART II — INFORMATION REQUIRED IN OFFERING CIRCULAR

Preliminary Offering Circular dated March 17, 2023

An Offering Statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

LGX Energy Corp.

$40,000,000

10,000,000 SHARES OF SERIES A 10% CONVERTIBLE PREFERRED STOCK

$4.00 PER SHARE

This is the public offering of securities of LGX Energy Corp., a Nevada corporation. We are offering 10,000,000 shares of our Series A 10% Convertible Preferred Stock, par value $0.001 (the “Series A Preferred Stock”), at an offering price of $4.00 per share (the “Offered Shares”) by the Company. This Offering will terminate on twelve months from the day the Offering is qualified or the date on which the maximum offering amount is sold (such earlier date, the “Termination Date”). The minimum purchase requirement per investor is 300 Offered Shares ($1,200); however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion.

These securities are speculative securities. Investment in the Company’s stock involves significant risk. You should purchase these securities only if you can afford a complete loss of your investment. See the “Risk Factors” section on page 4 of this Offering Circular.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our Series A Preferred Stock on a best efforts basis. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

Subscriptions are irrevocable and the purchase price is non-refundable as expressly stated in this Offering Circular. All proceeds received by the Company from subscribers for this Offering will be available for use by the Company upon acceptance of subscriptions for the securities by the Company.

The Company, by determination of the Board of Directors, in its sole discretion, may issue the Securities under this Offering for cash, promissory notes, services, and/or other consideration without notice to subscribers. The aggregate offering price is based on the price at which the securities are offered for cash. Any portion of the aggregate offering price or aggregate sales attributable to cash received in a foreign currency will be translated into United States currency at a currency exchange rate in effect on, or at a reasonable time before, the date of the sale of the securities. If securities are not sold for cash, the aggregate offering price or aggregate sales will be based on the value of the consideration as established by bona fide sales of that consideration made within a reasonable time, or, in the absence of sales, on the fair value as determined by an accepted standard. Valuations of non-cash consideration will be reasonable at the time made.

The sale of these shares will commence within two calendar days of the qualification date and it will be a continuous Offering pursuant to Rule 251(d)(3)(i)(F).

This Offering will be conducted on a “best-efforts” basis, which means our Officers will use their commercially reasonable best efforts in an attempt to offer and sell the Shares. Our Officers will not receive any commission or any other remuneration for these sales. In offering the securities on our behalf, the Officers will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the laws of any such state.

As of the date of this prospectus, there is no trading market in our Preferred Stock or Common Stock, and we cannot assure you that a trading market will develop. Neither our Preferred Stock, nor our Common Stock, are currently listed on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board. There is no guarantee that our securities will ever trade on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 4 for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

	Per Share	Total Maximum
Public Offering Price (1)(2)	$4.00	$40,000,000
Underwriting Discounts and Commissions (3)	$0.40	$4,000,000
Proceeds to Company	$3.60	$36,000,000

(1) We are offering shares on a continuous basis. See “Distribution – Continuous Offering.

(2) This is a “best-efforts” offering. The proceeds of this offering will not be placed into an escrow account. We will offer our Series A Preferred Stock on a best-efforts basis primarily through an online platform. As there is no minimum offering, upon the approval of any subscription to this Offering Circular, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds. See “How to Subscribe.”

(3) We are offering these securities without an underwriter.

(4) Excludes estimated total offering expenses, including underwriting discount and commissions, will be approximately $4,000,000 assuming the maximum offering amount is sold.

Our Board of Directors used its business judgment in setting a value of $4.00 per share to the Company as consideration for the stock to be issued under the Offering. The sales price per share bears no relationship to our book value or any other measure of our current value or worth.

No sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The date of this Offering Circular is March 17, 2023.

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

In this Offering Circular, unless the context indicates otherwise, references to “LGX Energy,” “we,” the “Company,” “our” and “us” refer to the activities of and the assets and liabilities of the business and operations of LGX Energy Corp.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Our Business” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “should”, “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward-looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things, may include statements about our:

●	business strategy;

●	reserves;

●	financial strategy, liquidity and capital required for our development program;

●	realized natural gas, NGL and oil prices;

●	timing and amount of future production of natural gas, NGLs and oil, including with respect to the timing and results of initial wells in the Utica Shale;

●	hedging strategy and results;

●	future drilling plans;

●	competition and government regulations;

●	pending legal or environmental matters;

●	marketing of natural gas, NGLs and oil;

●	leasehold or business acquisitions;

●	costs of developing our properties and conducting our gathering and other midstream operations;

●	general economic conditions;

●	credit markets;

●	uncertainty regarding our future operating results; and

●	plans, objectives, expectations and intentions contained in this prospectus that are not historical.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as maybe be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

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SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Company Information

LGX Energy Corp. (“the Company”, “LGX Energy”, “we” and “us”) was incorporated under the laws of the State of Nevada on November 3, 2021. The Company was incorporated for the purpose of exploration and development of oil and gas properties.

The Company has one wholly-owned subsidiary, Adler Energy LC (“Adler”). Adler was acquired by LGX Energy on January 31, 2022. The acquisition included the Thomas Field in Clay County, Indiana, with 7 producing oil wells, a disposal well and over 300 miles of 2D seismic with undrilled prospects, which were acquired by Adler over a ten-year period across 5 counties in the state of Indiana. All operations of LGX are conducted through Adler Energy, including field operations, engineering, geology, seismic processing and the sale of oil and gas.

The Issuer’s offices are located at 6 1/2 N. 2nd Ave, Suite 201, Walla Wallla, Washington 99362, Phone:509-460-2518, Email: howard@lgxenergycorp.com. We maintain a website at http://www.lgxenergycorp.com. We do not incorporate the information on or accessible through our website into this Offering Circular, and you should not consider any information on, or that can be accessed through, our website a part of this Offering Circular.

Section 15(g) of the Securities Exchange Act of 1934

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended that imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser’s written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to sell your shares in the secondary market.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one-page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as bid and offer quotes, a dealers spread and broker/dealer compensation; the broker/dealer compensation, the broker/dealers’ duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers’ rights and remedies in cases of fraud in penny stock transactions; and, the FINRA’s toll free telephone number and the central number of the North American Securities Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

Dividends

The Company has not declared or paid a cash dividend to stockholders since it was organized and does not intend to pay dividends in the foreseeable future, except for those dividends to be paid to the holders of the Company’s Series A 10% Convertible Preferred Stock. The board of directors presently intends to retain any earnings to finance our operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon the Company’s earnings, capital requirements and other factors.

Trading Market

As of the date of this prospectus, there is no trading market in our Preferred Stock or Common Stock, and we cannot assure you that a trading market will develop. Neither our Preferred Stock, nor our Common Stock, are currently listed on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board. There is no guarantee that our securities will ever trade on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board.

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THE OFFERING

Issuer:	LGX Energy Corp.

Securities offered:	A maximum of 10,000,000 shares of our Series A 10% Convertible Preferred Stock, par value $0.001 (“Series A Preferred Stock”) at an offering price of $4.00 per share (the “Offered Shares”). (See “Distribution.”)

Number of shares of Series A Preferred Stock outstanding before the offering	None outstanding as of March 15, 2023

Number of shares of Series A Preferred Stock to be outstanding after the offering	10,000,000 shares, if the maximum amount of Offered Shares are sold

Number of shares of Common Stock outstanding before the offering	20,501,666

Number of shares of Common Stock outstanding after conversion of all shares of Series A Preferred Stock	40,501,666

Price per share:	$4.00

Maximum offering amount:	10,000,000 shares at $4.00 per share, or $40,000,000 (See “Distribution.”)

Trading Market:	As of the date of this prospectus, there is no trading market in our Series A Preferred Stock or Common Stock, and we cannot assure you that a trading market will develop. Neither our Series A Preferred Stock, nor our Common Stock, are currently listed on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board. There is no guarantee that our securities will ever trade on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board.

Use of proceeds:	If we sell all of the shares being offered, our net proceeds (after our estimated offering expenses) will be $36,000,000. We will use these net proceeds for working capital and other general corporate purposes. Please see Use of Proceeds for further information.

Risk factors:

Investing in our Series A Preferred Stock involves a high degree of risk, including:

Immediate and substantial dilution.

No market for our stock.

Competition

Limited operational history

Doubts about our ability to continue in business

See “Risk Factors.”

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RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this Offering Circular, before purchasing our Common Stock. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this Offering Circular, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Statement Regarding Forward-Looking Statements”.

Risks Relating to Our Financial Condition

Our independent registered accounting firm has expressed concerns about our ability to continue as a going concern.

The report of our independent registered accounting firm expresses concern about our ability to continue as a going concern based on the absence of significant revenues, our significant losses from operations and our need for additional financing to fund all of our operations. It is not possible at this time for us to predict with assurance the potential success of our business. The revenue and income potential of our proposed business and operations are unknown. If we cannot continue as a viable entity, we may be unable to continue our operations and you may lose some or all of your investment in our common stock.

We have limited operational history in an emerging industry, making it difficult to accurately predict and forecast business operation.

As we have less than ten years of corporate operational history and have yet to generate any significant revenue under our business model, it is extremely difficult to make accurate predictions and forecasts on our finances. There is no guarantee that we will properly execute our business model in either sector.

As a growing company, we have yet to achieve a profit and may not achieve a profit in the near future, if at all.

We have not yet produced a net profit and may not in the near future, if at all. While we expect our revenue to grow, we have not achieved profitability and cannot be certain that we will be able to sustain our current growth rate or realize sufficient revenue to achieve profitability. Further, many of our competitors in the field of energy exploration and production have a significantly larger user base and revenue stream but have yet to achieve profitability. Our ability to continue as a going concern may be dependent upon raising capital from financing transactions, increasing revenue throughout the year and keeping operating expenses below our revenue levels in order to achieve positive cash flows, none of which can be assured.

We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new features and products or enhance our existing products, improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we may need to engage in continued equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of our common stock. Any debt financing we secure in the future, could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be impaired, and our business may be harmed.

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We expect our quarterly financial results to fluctuate.

We expect our net sales and operating results to vary significantly from quarter to quarter due to a number of factors, including changes in:

●	Demand for our oil and natural gas once produced;

●	Our ability to obtain and retain existing leases;

●	Our ability to develop our leaseholds;

●	General economic conditions, both domestically and in foreign markets;

●	Advertising and other marketing costs;

●	Costs of producing oil and natural gas;

●	Retaining key personnel; and

●	Positive returns on our alternative investments.

As a result of the variability of these and other factors, our operating results in future quarters may be below the expectations of our stockholders.

Risks Relating to Our Business and Industry

The COVID-19 pandemic may materially and adversely affect our business and operations.

The impact on our business from the outbreak of the COVID-19 coronavirus is unknown at this time and difficult to predict. While vaccines are currently being administered in the United States and other countries throughout the world, at the current time the federal government and local states have instituted restrictions which could adversely affect the Company’s operations. The impact of COVID-19 has also created global supply chain challenges. These challenges create risk in the timing of delivery of kiosks and products. As outbreaks happen in certain areas of the supply chain it will create delays. Having redundancies in these areas to minimize timeline creep is not cost effective. Additionally, the impact of the COVID-19 pandemic on the global financial markets may reduce our ability to access capital, which could negatively impact our short-term and long-term liquidity. Other potential adverse effects of COVID-19 might include, for example, our ability to meet projected goals through the continued availability of our workforce; adverse impacts from new laws and regulations affecting our business or increased cyber risks and reliance on technology infrastructure to support our business and operations, including through remote-work protocols. The specific impact that COVID-19 could have on these risks remains uncertain.

Natural gas, NGL and oil prices are volatile. A substantial or extended decline in commodity prices may adversely affect our business, financial condition or results of operations and our ability to meet our capital expenditure obligations and financial commitments.

The prices we receive for our oil production heavily influence, and to the extent we produce natural gas and NGLs in the future, the prices we receive for oil and NGL production will heavily influence, our revenue, operating results profitability, access to capital, future rate of growth and carrying value of our properties. Natural gas, NGLs and oil are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the commodities market has been volatile. This market will likely continue to be volatile in the future. The prices we receive for our production, and the levels of our production, depend on numerous factors beyond our control. These factors include the following:

●	worldwide and regional economic conditions impacting the global supply of and demand for natural gas, NGLs and oil;

●	the price and quantity of imports of foreign natural gas, including liquefied natural gas;

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●	political conditions in or affecting other producing countries, including conflicts in the Middle East, Africa, South America and Russia;

●	the level of global exploration and production;

●	the level of global inventories;

●	prevailing prices on local price indexes in the areas in which we operate and expectations about future commodity prices;

●	the proximity, capacity, cost and availability of gathering and transportation facilities, and other factors that result in differentials to benchmark prices;

●	localized and global supply and demand fundamentals and transportation availability;

●	weather conditions and other natural disasters;

●	technological advances affecting energy consumption;

●	the cost of exploring for, developing, producing and transporting reserves;

●	speculative trading in natural gas and crude oil derivative contracts;

●	risks associated with operating drilling rigs;

●	the price and availability of competitors’ supplies of natural gas and oil and alternative fuels; and

●	domestic, local and foreign governmental regulation and taxes.

Furthermore, the worldwide financial and credit crisis in recent years has reduced the availability of liquidity and credit to fund the continuation and expansion of industrial business operations worldwide resulting in a slowdown in economic activity and recession in parts of the world. This has reduced worldwide demand for energy and resulted in lower natural gas, NGL and oil prices.

Our development and exploration projects require substantial capital expenditures. We may be unable to obtain required capital or financing on satisfactory terms, which could lead to a decline in our oil and natural gas reserves.

The oil and natural gas industries are capital intensive. We make and expect to continue to make substantial capital expenditures for the development and acquisition of oil and natural gas reserves. We expect to fund our 2023 capital expenditures with cash generated by operations and from the net proceeds of this offering. The actual amount and timing of our future capital expenditures may differ materially from our estimates as a result of, among other things, oil and natural gas prices, actual drilling results, the availability of drilling rigs and other services and equipment, and regulatory, technological and competitive developments. A reduction in oil and natural gas prices from current levels may result in a decrease in our actual capital expenditures, which would negatively impact our ability to grow production. We intend to finance our future capital expenditures primarily through cash flow from operations; however, our financing needs may require us to alter or increase our capitalization substantially through the issuance of debt or equity securities or the sale of assets. The issuance of additional indebtedness would require that a portion of our cash flow from operations be used for the payment of interest and principal on our indebtedness, thereby reducing our ability to use cash flow from operations to fund working capital, capital expenditures and acquisitions.

Our cash flow from operations and access to capital are subject to a number of variables, including:

●	our proved reserves;

●	the level of hydrocarbons we are able to produce from existing wells;

●	the prices at which our production is sold;

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●	our ability to acquire, locate and produce new reserves;

●	the levels of our operating expenses; and

●	our ability to borrow under our revolving credit facility.

If additional capital is needed, we may not be able to obtain debt or equity financing on terms acceptable to us, if at all. If cash flow generated by our operations is not sufficient to meet our capital requirements, the failure to obtain additional financing could result in a curtailment of our operations relating to development of our properties, which in turn could lead to a decline in our reserves and production, and could adversely affect our business, financial condition and results of operations.

Part of our strategy involves using some of the latest available horizontal drilling and completion techniques, which involve risks and uncertainties in their application.

Our operations involve utilizing some of the latest drilling and completion techniques as developed by us and our service providers. Risks that we face while drilling include, but are not limited to, the following:

●	effectively controlling the level of pressure flowing from particular wells;

●	landing our wellbore in the desired drilling zone;

●	staying in the desired drilling zone while drilling horizontally through the formation;

●	running our casing the entire length of the wellbore; and

●	being able to run tools and other equipment consistently through the horizontal wellbore.

Risks that we face while completing our wells include, but are not limited to, the following:

●	the ability to fracture stimulate the planned number of stages;

●	the ability to run tools the entire length of the wellbore during completion operations; and

●	the ability to successfully clean out the wellbore after completion of the final fracture stimulation stage.

The results of our drilling in new or emerging formations are more uncertain initially than drilling results in areas that are more developed and have a longer history of established production. Newer or emerging formations and areas have limited or no production history and, consequently, we are more limited in assessing future drilling results in these areas. If our drilling results are less than anticipated, the return on our investment for a particular project may not be as attractive as we anticipated and we could incur material write-downs of unevaluated properties and the value of our undeveloped acreage could decline in the future.

Drilling for and producing oil, NGLs and natural gas are high-risk activities with many uncertainties that could result in a total loss of investment or otherwise adversely affect our business, financial condition or results of operations.

Our future financial condition and results of operations will depend on the success of our development and acquisition activities, which are subject to numerous risks beyond our control, including the risk that drilling will not result in commercially viable oil or natural gas production, that we will not recover all or any portion of our investment in such wells or that various characteristics of the well will cause us to plug or abandon the well prior to producing in commercially viable quantities.

Our decisions to purchase, explore or develop prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations.

Further, many factors may curtail, delay or cancel our scheduled drilling projects, including the following:

●	delays imposed by or resulting from compliance with regulatory requirements including limitations resulting from wastewater disposal, discharge of greenhouse gases, and limitations on hydraulic fracturing;

●	pressure or irregularities in geological formations;

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●	shortages of or delays in obtaining equipment and qualified personnel or in obtaining water for hydraulic fracturing activities;

●	equipment failures, accidents or other unexpected operational events;

●	lack of available gathering facilities or delays in construction of gathering facilities;

●	lack of available capacity on interconnecting transmission pipelines;

●	adverse weather conditions, such as blizzards and ice storms;

●	issues related to compliance with environmental regulations;

●	environmental hazards, such as natural gas leaks, oil spills, pipeline and tank ruptures, encountering naturally occurring radioactive materials, and unauthorized discharges of brine, well stimulation and completion fluids, toxic gases or other pollutants into the surface and subsurface environment;

●	declines in oil and natural gas prices;

●	limited availability of financing at acceptable terms;

●	title problems; and

●	limitations in the market for oil and natural gas.

Any of these risks can cause substantial losses, including personal injury or loss of life, damage to or destruction of property, natural resources and equipment, pollution, environmental contamination or loss of wells and other regulatory penalties.

Our producing properties are concentrated in the Illinois Basin, making us vulnerable to risks associated with operating in one major geographic area.

Our producing properties are geographically concentrated in the Illinois Basin in Clay, Vigo, Davies, Knox and Posey Counties, Indiana. As a result of this concentration, we may be disproportionately exposed to the impact of regional supply and demand factors, delays or interruptions of production from wells in this area caused by governmental regulation, processing or transportation capacity constraints, market limitations, water shortages or other drought related conditions or interruption of the processing or transportation of oil, natural gas or NGLs. Such delays or interruptions could have a material adverse effect on our financial condition and results of operations. In addition, a number of areas within the Illinois Basin have historically been subject to mining operations, the existence of which could require coordination to avoid adverse impacts as a result of drilling and mining in close proximity.

Due to the concentrated nature of our portfolio of oil and natural gas properties, a number of our properties could experience any of the same conditions at the same time, resulting in a relatively greater impact on our results of operations than they might have on other companies that have a more diversified portfolio of properties.

Our gross identified drilling locations are scheduled out over many years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling. In addition, we may not be able to raise the substantial amount of capital that would be necessary to drill our identified drilling locations.

Our management team has specifically identified and scheduled certain well locations as an estimation of our future multi-year drilling activities on our existing acreage. These well locations represent a significant part of our growth strategy. Our ability to drill and develop these locations depends on a number of uncertainties, including natural gas and oil prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, gathering system and pipeline transportation constraints, access to and availability of water sourcing and distribution systems, regulatory approvals and other factors. Because of these uncertain factors, we do not know if the numerous drilling locations we have identified will ever be drilled or if we will be able to produce natural gas or oil from these or any other identified drilling locations. In addition, unless production is established within the spacing units covering the undeveloped acres on which some of the potential locations are obtained, the leases for such acreage will expire. Further, certain of the horizontal wells we intend to drill in the future may require unitization with adjacent leaseholds controlled by third parties. If these third parties are unwilling to unitize such leaseholds with ours, this may limit the total locations we can drill. As such, our actual drilling activities may materially differ from those presently identified.

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We may incur losses as a result of title defects in the properties in which we invest.

Leases in the Illinois Basin are particularly vulnerable to title deficiencies due the long history of land ownership in the area, resulting in extensive and complex chains of title. In the course of acquiring the rights to develop oil and natural gas, it is standard procedure for us and the lessor to execute a lease agreement with payment subject to title verification. In most cases, we incur the expense of retaining lawyers to verify the rightful owners of the oil and gas interests prior to payment of such lease bonus to the lessor. There is no certainty, however, that a lessor has valid title to their lease’s oil and gas interests. In those cases, such leases are generally voided and payment is not remitted to the lessor. As such, title failures may result in fewer net acres to us. Prior to the drilling of an oil or natural gas well, however, it is the normal practice in our industry for the person or company acting as the operator of the well to obtain a preliminary title review to ensure there are no obvious defects in title to the well. Frequently, as a result of such examinations, certain curative work must be done to correct defects in the marketability of the title, and such curative work entails expense. Our failure to cure any title defects may delay or prevent us from utilizing the associated mineral interest, which may adversely impact our ability in the future to increase production and reserves. Accordingly, undeveloped acreage has greater risk of title defects than developed acreage. If there are any title defects or defects in assignment of leasehold rights in properties in which we hold an interest, we will suffer a financial loss.

Conservation measures and technological advances could reduce demand for oil and natural gas.

Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil and natural gas, technological advances in fuel economy and energy generation devices could reduce demand for oil and natural gas. The impact of the changing demand for oil and gas services and products may have a material adverse effect on our business, financial condition, results of operations and cash flows.

If commodity prices decrease to a level such that our future undiscounted cash flows from our properties are less than their carrying value for a significant period of time, we will be required to take write-downs of the carrying values of our properties.

Accounting rules require that we periodically review the carrying value of our properties for possible impairment. Based on specific market factors and circumstances at the time of prospective impairment reviews, and the continuing evaluation of development plans, production data, economics and other factors, we may be required to write down the carrying value of our properties. A writedown constitutes a non-cash charge to earnings. We may incur impairment charges in the future, which could have a material adverse effect on our results of operations for the periods in which such charges are taken.

Our operations are subject to governmental laws and regulations relating to the protection of the environment, which may expose us to significant costs and liabilities that could exceed current expectations.

Substantial costs, liabilities, delays and other significant issues could arise from environmental laws and regulations inherent in drilling and well completion, gathering, transportation, and storage, and we may incur substantial costs and liabilities in the performance of these types of operations. Our operations are subject to extensive federal, regional, state and local laws and regulations governing environmental protection, the discharge of materials into the environment and the security of chemical and industrial facilities. These laws include:

●	Clean Air Act (“CAA”) and analogous state law, which impose obligations related to air emissions;

●	Clean Water Act (“CWA”), and analogous state law, which regulate discharge of wastewaters and storm water from some our facilities into state and federal waters, including wetlands;

●	Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), and analogous state law, which regulate the cleanup of hazardous substances that may have been released at properties currently or previously owned or operated by us or locations to which we have sent wastes for disposal;

●	Resource Conservation and Recovery Act (“RCRA”), and analogous state law, which impose requirements for the handling and discharge of any solid and hazardous waste from our facilities;

●	National Environmental Policy Act (“NEPA”), which requires federal agencies to study likely environmental impacts of a proposed federal action before it is approved, such as drilling on federal lands;

●	Safe Drinking Water Act (“SDWA”), and analogous state law, which restrict the disposal, treatment or release of water produced or used during oil and gas development;

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●	Endangered Species Act (“ESA”), and analogous state law, which seek to ensure that activities do not jeopardize endangered or threatened animals, fish and plant species, nor destroy or modify the critical habitat of such species; and

●	Oil Pollution Act (“OPA”) of 1990, which requires oil storage facilities and vessels to submit to the federal government plans detailing how they will respond to large discharges, requires updates to technology and equipment, regulates above ground storage tanks and sets forth liability for spills by responsible parties.

Various governmental authorities, including the EPA, the U.S. Department of the Interior, the Bureau of Indian Affairs and analogous state agencies and tribal governments, have the power to enforce compliance with these laws and regulations and the permits issued under them, oftentimes requiring difficult and costly actions. Failure to comply with these laws, regulations and permits may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations, the imposition of stricter conditions on or revocation of permits, the issuance of injunctions limiting or preventing some or all of our operations, delays in granting permits and cancellation of leases.

There is inherent risk of the incurrence of environmental costs and liabilities in our business, some of which may be material, due to the handling of our products as they are gathered, transported, processed and stored, air emissions related to our operations, historical industry operations, and water and waste disposal practices. Joint and several, strict liability may be incurred without regard to fault under certain environmental laws and regulations, including CERCLA, RCRA and analogous state laws, for the remediation of contaminated areas and in connection with spills or releases of natural gas, oil and wastes on, under, or from our properties and facilities. Private parties may have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage arising from our operations. Some sites at which we operate may be located near current or former third-party oil and natural gas operations or facilities, and there is a risk that contamination has migrated from those sites to ours. In addition, increasingly strict laws, regulations and enforcement policies could materially increase our compliance costs and the cost of any remediation that may become necessary. Our insurance may not cover all environmental risks and costs or may not provide sufficient coverage if an environmental claim is made against us.

Our business may be adversely affected by increased costs due to stricter pollution control equipment requirements or liabilities resulting from non-compliance with required operating or other regulatory permits. Also, we might not be able to obtain or maintain from time to time all required environmental regulatory approvals for our operations. If there is a delay in obtaining any required environmental regulatory approvals, or if we fail to obtain and comply with them, the operation or construction of our facilities could be prevented or become subject to additional costs.

We are generally responsible for all liabilities associated with the environmental condition of our facilities and assets, whether acquired or developed, regardless of when the liabilities arose and whether they are known or unknown. In connection with certain acquisitions and divestitures, we could acquire, or be required to provide indemnification against, environmental liabilities that could expose us to material losses, which may not be covered by insurance. In addition, the steps we could be required to take to bring certain facilities into compliance could be prohibitively expensive, and we might be required to shut down, divest or alter the operation of those facilities, which might cause us to incur losses.

We make assumptions and develop expectations about possible expenditures related to environmental conditions based on current laws and regulations and current interpretations of those laws and regulations. If the interpretation of laws or regulations, or the laws and regulations themselves, change, our assumptions may change, and any new capital costs may be incurred to comply with such changes. In addition, new environmental laws and regulations might adversely affect our products and activities, including drilling, processing, storage and transportation, as well as waste management and air emissions. For instance, federal and state agencies could impose additional safety requirements, any of which could affect our profitability. Further, new environmental laws and regulations might adversely affect our customers, which in turn could affect our profitability.

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Changes in laws or government regulations regarding hydraulic fracturing could increase our costs of doing business, limit the areas in which we can operate and reduce our oil and natural gas production, which could adversely impact our business.

Hydraulic fracturing is an important and common practice that is used to stimulate production of natural gas and/or oil from dense subsurface rock formations. Hydraulic fracturing involves the injection of water, sand or alternative proppant and chemicals under pressure into target geological formations to fracture the surrounding rock and stimulate production. We regularly use hydraulic fracturing as part of our operations. Recently, there has been increased public concern regarding an alleged potential for hydraulic fracturing to adversely affect drinking water supplies, and proposals have been made to enact separate federal, state and local legislation that would increase the regulatory burden imposed on hydraulic fracturing. The SDWA regulates the underground injection of substances through the Underground Injection Control (“UIC”) program and exempts hydraulic fracturing from the definition of “underground injection”. Congress has in recent legislative sessions considered legislation to amend the SDWA, including legislation that would repeal the exemption for hydraulic fracturing from the definition of “underground injection” and require federal permitting and regulatory control of hydraulic fracturing, as well as require disclosure of the chemical constituents of the fluids used in the fracturing process. The U.S. Congress may consider similar SDWA legislation in the future.

We may incur substantial losses and be subject to substantial liability claims as a result of our operations. Additionally, we may not be insured for, or our insurance may be inadequate to protect us against, these risks.

Our oil and natural gas exploration and production activities are subject to all of the operating risks associated with drilling for and producing natural gas, including the possibility of:

●	environmental hazards, such as uncontrollable releases of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater, air and shoreline contamination;

●	abnormally pressured formations;

●	mechanical difficulties, such as stuck oilfield drilling and service tools and casing collapse;

●	fires, explosions and ruptures of pipelines;

●	personal injuries and death;

●	natural disasters; and

●	terrorist attacks targeting natural gas and oil related facilities and infrastructure.

Any of these risks could adversely affect our ability to conduct operations or result in substantial loss to us as a result of claims for:

●	injury or loss of life;

●	damage to and destruction of property, natural resources and equipment;

●	pollution and other environmental damage;

●	regulatory investigations and penalties;

●	suspension of our operations; and

●	repair and remediation costs.

In accordance with what we believe to be customary industry practice, we maintain insurance against some, but not all, of our business risks. Our insurance may not be adequate to cover any losses or liabilities we may suffer. Also, insurance may no longer be available to us or, if it is, its availability may be at premium levels that do not justify its purchase. The occurrence of a significant uninsured claim, a claim in excess of the insurance coverage limits maintained by us or a claim at a time when we are not able to obtain liability insurance could have a material adverse effect on our ability to conduct normal business operations and on our financial condition, results of operations or cash flows. In addition, we may not be able to secure additional insurance or bonding that might be required by new governmental regulations. This may cause us to restrict our operations, which might severely impact our financial condition. We may also be liable for environmental damage caused by previous owners of properties purchased by us, which liabilities may not be covered by insurance.

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Since hydraulic fracturing activities are a large part of our operations, they are covered by our insurance against claims made for bodily injury, property damage and clean-up costs stemming from a sudden and accidental pollution event. However, we may not have coverage if we are unaware of the pollution event and unable to report the “occurrence” to our insurance company within the time frame required under our insurance policy. We have no coverage for gradual, long-term pollution events. In addition, these policies do not provide coverage for all liabilities, and we cannot assure you that the insurance coverage will be adequate to cover claims that may arise, or that we will be able to maintain adequate insurance at rates we consider reasonable. A loss not fully covered by insurance could have a material adverse effect on our financial condition, results of operations and cash flows.

We may elect not to obtain insurance for any or all of these risks if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our business, financial condition and results of operations.

Properties that we decide to drill may not yield natural gas, NGLs or oil in commercially viable quantities.

Properties that we decide to drill that do not yield natural gas, NGLs or oil in commercially viable quantities will adversely affect our results of operations and financial condition. Our project areas are in various stages of development, ranging from project areas with current drilling or production activity to project areas that consist of recently acquired leasehold acreage or that have limited drilling or production history. If the wells in the process of being completed do not produce sufficient revenues to return a profit or if we drill dry holes in the future, our business may be materially affected. In addition, there is no way to predict in advance of drilling and testing whether any particular prospect will yield natural gas, NGLs or oil in sufficient quantities to recover drilling or completion costs or to be economically viable. The use of micro-seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether natural gas, NGLs or oil will be present or, if present, whether natural gas, NGLs or oil will be present in commercial quantities. We cannot assure you that the analogies we draw from available data from other wells, more fully explored prospects or producing fields will be applicable to our drilling prospects. Further, our drilling operations may be curtailed, delayed or cancelled as a result of numerous factors, including:

●	unexpected drilling conditions;

●	title problems;

●	pressure or lost circulation in formations;

●	equipment failure or accidents;

●	adverse weather conditions;

●	compliance with environmental and other governmental or contractual requirements; and

●	increase in the cost of, shortages or delays in the availability of, electricity, supplies, materials, drilling or workover rigs, equipment and services.

We may be unable to make attractive acquisitions or successfully integrate acquired businesses, and any inability to do so may disrupt our business and hinder our ability to grow.

In the future we may make acquisitions of businesses that complement or expand our current business. We may not be able to identify attractive acquisition opportunities. Even if we do identify attractive acquisition opportunities, we may not be able to complete the acquisition or do so on commercially acceptable terms.

The success of any completed acquisition will depend on our ability to integrate effectively the acquired business into our existing operations. The process of integrating acquired businesses may involve unforeseen difficulties and may require a disproportionate amount of our managerial and financial resources. No assurance can be given that we will be able to identify additional suitable acquisition opportunities, negotiate acceptable terms, obtain financing for acquisitions on acceptable terms or successfully acquire identified targets. Our failure to achieve consolidation savings, to integrate the acquired businesses and assets into our existing operations successfully or to minimize any unforeseen operational difficulties could have a material adverse effect on our financial condition and results of operations.

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Competition in the oil and natural gas industry is intense, making it more difficult for us to acquire properties, market natural gas and secure trained personnel.

Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment for acquiring properties, marketing natural gas and securing trained personnel. Also, there is substantial competition for capital available for investment in the oil and natural gas industry. Many of our competitors possess and employ financial, technical and personnel resources substantially greater than ours. Those companies may be able to pay more for productive natural gas properties and exploratory prospects and to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. In addition, other companies may be able to offer better compensation packages to attract and retain qualified personnel than we are able to offer. The cost to attract and retain qualified personnel has increased over the past three years due to competition and may increase substantially in the future. We may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel and raising additional capital, which could have a material adverse effect on our business.

If we experience significant fluctuations in our rate of anticipated growth and fail to balance our expenses with our revenue forecasts, our results could be harmed.

Due to the early stages of our business model, the unpredictability of new markets that we enter and unpredictability of future general economic and financial market conditions, we may not be able to accurately forecast our rate of growth. We plan our expense levels and investment on estimates of future revenue and future anticipated rate of growth. We may not be able to adjust our spending quickly enough if the addition of new subscriptions or the renewal rate for existing subscriptions falls short of our expectations.

As a result, we expect that our revenues, operating results and cash flows may fluctuate significantly on a quarterly basis. Our recent revenue growth rates may not be sustainable and may decline in the future. We believe that period-to-period comparisons of our revenues, operating results and cash flows may not be meaningful and should not be relied upon as an indication of future performance.

As we acquire companies or technologies in the future, they could prove difficult to integrate, disrupt our business, dilute stockholder value and adversely affect our operating results and the value of your investment.

As part of our business strategy, we regularly evaluate acquisitions of complementary businesses, joint ventures, services and technologies, and we expect that periodically we will continue to make such investments and acquisitions in the future. Acquisitions and investments involve numerous risks, including:

●	the potential failure to achieve the expected benefits of the combination or acquisition;

●	difficulties in and the cost of integrating operations, technologies, services and personnel;

●	diversion of financial and managerial resources from existing operations;

●	risk of entering new markets in which we have little or no experience;

●	potential write-offs of acquired assets or investments;

●	potential loss of key employees;

●	inability to generate sufficient revenue to offset acquisition or investment costs;

●	the inability to maintain relationships with customers and partners of the acquired business;

●	potential unknown liabilities associated with the acquired businesses;

●	unanticipated expenses related to acquired technology and its integration into existing technology;

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●	negative impact to our results of operations because of the depreciation and amortization of amounts related to acquired intangible assets, fixed assets and deferred compensation, and the loss of acquired deferred revenue;

●	delays in customer purchases due to uncertainty;

●	the need to implement controls, procedures and policies appropriate for a public company at companies that prior to the acquisition lacked such controls, procedures and policies; and

●	challenges caused by distance, language and cultural differences.

In addition, if we finance acquisitions by issuing additional convertible debt or equity securities, our existing stockholders may be diluted which could affect the market price of our stock. Further, if we fail to properly evaluate and execute acquisitions or investments, our business and prospects may be seriously harmed, and the value of your investment may decline.

We are dependent on our management team and development and operations personnel, and the loss of one or more key employees or groups could harm our business and prevent us from implementing our business plan in a timely manner.

Our success depends substantially upon the continued services of our executive officers and other key members of management, particularly our Chief Executive Officer. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives. Such changes in our executive management team may be disruptive to our business. We are also substantially dependent on the continued service of our existing development and operations personnel because of the complexity of our service and technologies. We do not have employment agreements with any of our executive officers, key management, development or operations personnel and, therefore, they could terminate their employment with us at any time. We do not maintain key person life insurance policies on any of our employees. The loss of one or more of our key employees or groups could seriously harm our business.

Because competition for our target employees is intense, we may not be able to attract and retain the highly skilled employees we need to support our operations and increasing customer base.

In the oil and natural gas industry, there is substantial and continuous competition for engineers with high levels of experience and operations personnel. We may not be successful in attracting and retaining qualified personnel. We expect to experience difficulty in hiring and retaining highly skilled employees with appropriate qualifications. In addition, job candidates and existing employees often consider the value of the stock awards they receive in connection with their employment. If our stock price performs poorly, it may adversely affect our ability to retain highly skilled employees. In addition, since we expense all stock-based compensation, we may periodically change our stock compensation practices, which may include reducing the number of employees eligible for options or reducing the size of equity awards granted per employee. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects could be severely harmed.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could harm our business.

We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties for failure to comply with such laws and regulations.

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We do not maintain workers’ compensation insurance to cover us for costs and expenses, that we may incur due to injuries to our employees resulting from the use of hazardous materials. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of biological or hazardous materials.

In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our discovery, preclinical development or production efforts. Our failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

Natural disasters and other events beyond our control could materially adversely affect us.

Natural disasters or other catastrophic events may cause damage or disruption to our operations, international commerce and the global economy, and thus could have a strong negative effect on us. Our business operations are subject to interruption by natural disasters, fire, power shortages, pandemics and other events beyond our control. Although we maintain crisis management and disaster response plans, such events could make it difficult or impossible for us to deliver our services to our customers and could decrease demand for our services.

Our lack of adequate D&O insurance may also make it difficult for us to retain and attract talented and skilled directors and officers.

We may in the future be subject to additional litigation, including potential class action and stockholder derivative actions. Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time. To date, we have not obtained directors and officers liability (“D&O”) insurance. While neither Nevada law nor our Articles of Incorporation or bylaws require us to indemnify or advance expenses to our officers and directors involved in such a legal action, we have entered into an indemnification agreement with our President and intend to enter into similar agreements with other officers and directors in the future. Without adequate D&O insurance, the amounts we would pay to indemnify our officers and directors should they be subject to legal action based on their service to the Company could have a material adverse effect on our financial condition, results of operations and liquidity. Furthermore, our lack of adequate D&O insurance may make it difficult for us to retain and attract talented and skilled directors and officers, which could adversely affect our business.

We may experience significant losses from operations.

Even if we do generate operating income in one or more quarters in the future, subsequent developments in our industry, customer base, business or cost structure or an event such as significant litigation or a significant transaction may cause us to again experience operating losses. We may not become profitable for the long-term, or even for any quarter.

We may fail to realize the anticipated benefits of any acquisition.

The success of any acquisition will depend on, among other things, our ability to combine our businesses in a manner that does not materially disrupt existing relationships and that allows us to achieve operational synergies and capitalize on the increased brand recognition and customer base of the combined company. If we are not able to achieve these objectives, the anticipated benefits of the acquisition may not be realized fully or at all or may take longer to realize than expected. In particular, the acquisition may not be accretive or accelerate sales in near or long term.

The integration process could result in the loss of key employees; the disruption of our ongoing businesses; or inconsistencies in standards, controls, procedures, or policies that could adversely affect our ability to maintain relationships with third parties and employees or to achieve the anticipated benefits of the acquisition. Integration efforts between the two companies will also divert management’s attention from our core business and other opportunities that could have been beneficial to our shareholders. An inability to realize the full extent of, or any of, the anticipated benefits of the acquisition, as well as any delays encountered in the integration process, could have an adverse effect on our business and results of operations, which may affect the value of the shares of our common stock after the completion of the acquisition.

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Further, the actual integration may result in additional and unforeseen expenses. Operational improvements and actual cost synergies, if achieved at all, may be lower than we expect and may take longer to achieve than we anticipate. If we are not able to adequately address these challenges, we may be unable to realize the anticipated benefits of the integration of any acquisition.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our brand and operating results could be harmed. We may in the future discover areas of our internal controls that need improvement. We cannot be certain that any measures we implement will ensure that we achieve and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

We cannot be certain that additional financing will be available on reasonable terms when required, or at all.

From time to time, we may need additional financing. Our ability to obtain additional financing, if and when required, will depend on investor demand, our operating performance, the condition of the capital markets, and other factors. We cannot assure you that additional financing will be available to us on favorable terms when required, or at all. We may need to raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences, or privileges senior to the rights of our Common Stock, and our existing stockholders may experience dilution.

Reliance upon third parties.

The Company does not intend on maintaining a significant technical, exploration or drilling staff. Rather it will rely heavily on consultants and contractors to perform these services for the Company. Accordingly, there is no assurance that such third parties will be available when needed at affordable prices.

Risks Related to this Offering and Our Preferred and Common Stock

There is no existing market for our Preferred or Common Stock, and we do not know if one will develop to provide you with adequate liquidity to sell our Common Stock at prices equal to or greater than the price you paid in this offering.

Prior to this offering, there has not been a public market for our Preferred or Common Stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market on the stock exchange on which we list our Common Stock or otherwise or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling any of our common stock that you buy. The initial public offering price for the common stock will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell our common stock at prices equal to or greater than the price you paid in this offering, or at all.

Once, and if, our Common Stock becomes quoted, the market price of our Common Stock may fluctuate, and you could lose all or part of your investment.

The offering price for our Common Stock will be set by us based on a number of factors and may not be indicative of prices that will prevail on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board following this Offering. The price of our Common Stock may decline following this Offering. The stock market in general, and the market price of our Common Stock will likely be subject to fluctuation, whether due to, or irrespective of, our operating results, financial condition and prospects.

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Our financial performance, our industry’s overall performance, changing consumer preferences, technologies and advertiser requirements, government regulatory action, tax laws and market conditions in general could have a significant impact on the future market price of our Common Stock. Some of the other factors that could negatively affect our share price or result in fluctuations in our share price include:

●	our operating and financial performance and drilling locations, including reserve estimates;

●	quarterly variations in the rate of growth of our financial indicators, such as net income per share, net income and revenues;

●	the public reaction to our press releases, our other public announcements and our filings with the SEC;

●	strategic actions by our competitors;

●	our failure to meet revenue, reserves or earnings estimates by research analysts or other investors;

●	changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;

●	speculation in the press or investment community;

●	the failure of research analysts to cover our common stock;

●	sales of our common stock by us, the selling stockholder or other stockholders, or the perception that such sales may occur;

●	changes in accounting principles, policies, guidance, interpretations or standards;

●	additions or departures of key management personnel;

●	actions by our stockholders;

●	general market conditions, including fluctuations in commodity prices;

●	domestic and international economic, legal and regulatory factors unrelated to our performance; and

●	the realization of any risks describes under this “Risk Factors” section.

The stock markets in general have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. Such litigation, if instituted against us, could result in very substantial costs, divert our management’s attention and resources and harm our business, operating results and financial condition.

We do not expect to declare or pay dividends on our Common Stock in the foreseeable future.

We do not expect to declare or pay dividends in the foreseeable future, as we anticipate that we will invest future earnings in the development and growth of our business. Therefore, holders of our Common Stock will not receive any return on their investment unless they sell their securities, and holders may be unable to sell their securities on favorable terms or at all.

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Because we do not have an audit or compensation committee, shareholders will have to rely on our directors, none of whom is not independent, to perform these functions.

We do not have an audit or compensation committee comprised of an independent director. Indeed, we do not have any audit or compensation committee. The Board of Directors performs these functions as a whole. No members of the Board of Directors are an independent director. Thus, there is a potential conflict in that board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Because we lack certain internal controls over financial reporting in that we do not have an audit committee and our Board of Directors has no technical knowledge of U.S. GAAP and internal control of financial reporting and relies upon the Company’s financial personnel to advise the Board on such matters, we are subject to increased risk related to financial statement disclosures.

We lack certain internal controls over financial reporting in that we do not have an audit committee and our Board of Directors has no technical knowledge of U.S. GAAP and internal control of financial reporting and relies upon the Company’s financial personnel to advise the Board on such matters. Accordingly, we are subject to increased risk related to financial statement disclosures.

Upon completion of this offering, we will be subject to the current and periodic reporting requirements.

As a Regulation A, Tier 2 issuer, we will be subject to the periodic and current reporting requirements under Rule 257(b) of Regulation A.

The preparation of our consolidated financial statements involves the use of estimates, judgments and assumptions, and our consolidated financial statements may be materially affected if such estimates, judgments or assumptions prove to be inaccurate.

Financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) typically require the use of estimates, judgments and assumptions that affect the reported amounts. Often, different estimates, judgments and assumptions could reasonably be used that would have a material effect on such financial statements, and changes in these estimates, judgments and assumptions may occur from period to period over time. Significant areas of accounting requiring the application of management’s judgment include, but are not limited to, determining the fair value of assets and the timing and amount of cash flows from assets. These estimates, judgments and assumptions are inherently uncertain and, if our estimates were to prove to be wrong, we would face the risk that charges to income or other financial statement changes or adjustments would be required. Any such charges or changes could harm our business, including our financial condition and results of operations and the price of our securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of the accounting estimates, judgments and assumptions that we believe are the most critical to an understanding of our consolidated financial statements and our business.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our Common Stock could be negatively affected.

Any trading market for our Common Stock will be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price and market trading volume of our Common Stock could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our securities, or otherwise reports on us unfavorably, or discontinues coverage or us, the market price and market trading volume of our Common Stock could be negatively affected.

Future issuances of our Common Stock or securities convertible into our Common Stock, or the expiration of lock-up agreements that restrict the issuance of new Common Stock or the trading of outstanding stock, could cause the market price of our Common Stock to decline and would result in the dilution of your shareholding.

Future issuances of our Common Stock or securities convertible into our Common Stock, and/or conversion of the Notes convertible into Common Stock, or the expiration of lock-up agreements that restrict the sale of Common Stock by selling shareholders, or the trading of outstanding stock, could cause the market price of our Common Stock to decline. We cannot predict the effect, if any, of the exercise of conversion of the Notes into Common Stock or other future issuances of our Common Stock or securities convertible into our Common Stock, or the future expirations of lock-up agreements, on the price of our Common Stock. In all events, future issuances of our Common Stock would result in the dilution of your shareholding. In addition, the perception that locked-up parties will sell their securities when the lock-ups expire, could adversely affect the market price of our Common Stock.

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Our shares may be subject to the penny stock rules, making it more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If the price of our Common Stock is less than $5.00, our Common Stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our Common Stock, and therefore stockholders may have difficulty selling their shares.

Our management has broad discretion as to the use of certain of the net proceeds from this Offering.

We intend to use up to $1,000,000 of the net proceeds from this Offering (if we sell all of the shares being offered) for working capital and other general corporate purposes. However, we cannot specify with certainty the particular uses of such proceeds. Our management will have broad discretion in the application of the net proceeds designated for use as working capital or for other general corporate purposes. Accordingly, you will have to rely upon the judgment of our management with respect to the use of these proceeds. Our management may spend a portion or all of the net proceeds from this Offering in ways that holders of our Preferred and Common Stock may not desire or that may not yield a significant return or any return at all. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may also invest the net proceeds from this Offering in a manner that does not produce income or that loses value. Please see “Use of Proceeds” below for more information.

We may issue additional series of Preferred Stock whose terms could adversely affect the voting power or value of our Common Stock.

Our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock.

Cautionary Statement Regarding Forward-Looking Statements

This Offering Circular contains various “forward-looking statements.” You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. These statements may be impacted by a number of risks and uncertainties.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our Securities. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors.”

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USE OF PROCEEDS

If we sell all of the shares being offered, our net proceeds (after our estimated offering expenses of $4,00,000) will be $36,000,000. We will use these net proceeds for:

If 100% of the Shares are sold:

Planned Actions	Estimated Cost to Complete
Commissions, Broker Fees, Advertising	4,000,000
Lease Acquisition Costs	1,200,000
Seismic and Processing	2,500,000
Drilling	29,800,000
General and Administrative Expenses	1,500,000
Working Capital and General Corporate Purposes	1,000,000
TOTAL	$40,000,000

If 75% of the Shares are sold:

Planned Actions	Estimated Cost to Complete
Commissions, Broker Fees, Advertising	3,000,000
Lease Acquisition Costs	1,200,000
Seismic and Processing	2,000,000
Drilling	21,300,000
General and Administrative Expenses	1,500,000
Working Capital and General Corporate Purposes	1,000,000
TOTAL	$30,000,000

If 50% of the Shares are sold:

Planned Actions	Estimated Cost to Complete
Commissions, Broker Fees, Advertising	2,000,000
Lease Acquisition Costs	1,000,000
Seismic and Processing	1,200,000
Drilling	14,100,000
General and Administrative Expenses	1,000,000
Working Capital and General Corporate Purposes	700,000
TOTAL	$20,000,000

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If 25% of the Shares are sold:

Planned Actions	Estimated Cost to Complete
Commissions, Broker Fees, Advertising	1,000,000
Lease Acquisition Costs	300,000
Seismic and Processing	500,000
Drilling	7,200,000
General and Administrative Expenses	600,000
Working Capital and General Corporate Purposes	400,000
TOTAL	$10,000,000

The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors.

As indicated in the table above, if we sell only 25%, 50% or 75% of the shares offered for sale in this Offering, we would expect to use the resulting net proceeds for the same purposes as we would use the net proceeds from a sale of 100% of the shares, and in approximately the same proportions, until such time as such use of proceeds would leave us without working capital reserve. At that point we would expect to modify our use of proceeds by limiting our expansion, leaving us with the working capital reserve indicated.

The expected use of net proceeds from this Offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this Offering.

In the event we do not sell all of the shares being offered, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this Offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when wanted or needed and, if available, on terms acceptable to us.

DILUTION

If you purchase shares in this Offering, your ownership interest in our Common Stock, upon conversion of the Series A 10% Convertible Preferred Stock (“Series A Preferred Stock”) into shares of the Company’s Common Stock, will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this Offering and the net tangible book value per share of our Common Stock after this Offering.

Our historical net tangible book value as of January 31, 2023 was $1,178,733 or $0.06 per then-outstanding share of our Common Stock. Historical net tangible book value per share equals the amount of our total tangible assets less total liabilities, divided by the total number of shares of our Common Stock outstanding, all as of the date specified.

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The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 100%, 50% and 25% of the shares offered for sale in this Offering (after deducting estimated offering expenses of $4,000,000, $2,000,000 and $1,000,000, respectively):

Percentage of shares offered that are sold	100%	50%	25%

Price to the public charged for each share in this Offering (1)	$2.00	$2.00	$2.00

Historical net tangible book value per share as of January 31, 2023(2)	$0.06	$0.06	$0.06

Increase in net tangible book value per share attributable to new investors in this Offering (3)	$0.87	$0.58	$0.35

Net tangible book value per share, after this Offering (4)	$0.93	$0.64	$0.41

Dilution per share to new investors	$1.07	$1.36	$1.59

(1)	Based on the issuance of two shares of Common Stock for each share of Series A Preferred Stock converted.

(2)	Based on net tangible book value as of January 31, 2023 of $1,178,733 and 20,076,667 outstanding shares of Common stock.

(3)	After deducting estimated offering expenses of $4,000,000, $2,000,000 and $1,000,000, respectively.

(4)	Assumes that all 10,000,000 shares of Series A Preferred Stock are converted into shares of Common Stock, or 20,000,000 shares of Common Stock.

Future Dilution

Dilution may also result from future actions by our Company, and specifically from any increase in the number of shares of the Company’s capital stock outstanding resulting from a stock offering (such as a public offering, a crowdfunding round, a venture capital round or an angel investment), employees exercising stock options, or conversion of certain instruments (such as convertible bonds, preferred shares or warrants) into stock.

If we decide to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if we offer dividends, and most early-stage companies are unlikely to offer dividends, preferring to invest any earnings into the Company).

Dilution might also happen upon conversion of any convertible notes into shares of Common Stock the Company may issue in the future. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future), and the terms of those notes.

If you are making an investment expecting to own a certain percentage of our Company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by us. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

Series A Preferred Stock Percentage Ownership Including All Shares Issued and Outstanding

Share Structure	Number of Shares Beneficially Owned	Percent of Class Before Offering	Percent of Class After Offering
Shares outstanding prior to offering	0	0%	0%
Shares of Series A Preferred Stock offered in offering	10,000,000	0%	100.00%
Total shares (a)	10,000,000	0%	100.00%

(a)	Total shares outstanding after the offering assumes that all shares in the offering are sold.

Common Stock Percentage Ownership Including All Shares Issued and Outstanding

Share Structure	Number of Shares Beneficially Owned	Percent of Class Before Offering	Percent of Class After Offering
Shares outstanding prior to offering	20,501,666	100.00%	50.62%
Shares issued upon conversion of the Series A Preferred Stock	20,000,000	0%	49.38%
Total shares (a)	40,501,666	100.00%	100.00%

(a)	Total shares outstanding after the offering and after the conversion of all shares of Series A Preferred Stock into shares of the Company’s Common Stock equals 40,501,666 and assumes that all shares in the offering are sold.

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DISTRIBUTION

This Offering Circular is part of an Offering Statement that we filed with the SEC, using a continuous offering process. Periodically, as we have material developments, we will provide an Offering Circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular supplement. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any Offering Circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” below for more details.

Exchange Listing

As of the date of this prospectus, there is no trading market in our Preferred Stock or Common Stock, and we cannot assure you that a trading market will develop. Neither our Preferred Stock, nor our Common Stock, are currently listed on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board. There is no guarantee that our securities will ever trade on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board.

Pricing of the Offering

Prior to the Offering, there has been no public market for the Offered Shares. The initial public offering price was determined by us. The principal factors considered in determining the initial public offering price include:

●	the information set forth in this Offering Circular and otherwise available;

●	our history and prospects and the history of and prospects for the industry in which we compete;

●	our past and present financial performance;

●	our prospects for future earnings and the present state of our development;

●	the general condition of the securities markets at the time of this Offering;

●	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

●	other factors deemed relevant by us.

Offering Period and Expiration Date

This Offering will start on or after the Qualification Date and will terminate if the Maximum Offering is reached or, if it is not reached, on the Termination Date.

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Procedures for Subscribing

When you decide to subscribe for Offered Shares in this Offering, you should:

Go to www.minivest.com, click on the “Invest Now” button and follow the procedures as described.

1.	Electronically receive, review, execute and deliver to us a subscription agreement; and

2.	Deliver funds directly by wire or electronic funds transfer via ACH to the specified account maintained by us.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to the escrow account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

NOTE: For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Offered Shares.

In order to purchase offered Shares and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the Company’s satisfaction, that he is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this Offering.

No Selling Security holders

There are no selling security holders in this Offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors”, “Cautionary Statement Regarding Forward-Looking Statements” and elsewhere in this Offering Circular. Please see the notes to our Financial Statements for information about our Critical Accounting Policies and Recently Issued Accounting Pronouncements.

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Overview

LGX Energy Corp. (the “Company,” “LGX Energy,” “we” and “us”) was incorporated under the laws of the State of Nevada on November 3, 2021. The Company was incorporated for the purpose of exploration and development of oil and gas properties. The Company has one wholly-owned subsidiary, Adler Energy LC.

LGX Energy is an oil and gas exploration and production company with operations focused on southwestern Indiana. The company, through its wholly owned subsidiary Adler Energy, currently operates a producing oil field, the Thomas Field, in Clay County, Indiana. This field produces about 500 barrels per month from five wells in a shallow Devonian formation known as the North Vernon Limestone.

LGX Energy is rapidly expanding a footprint of drilling prospects throughout the Terre Haute Reef Bank, with a focus on four counties in southwest Indiana, Clay, Vigo, Daviess and Knox counties. The Company owns over 300 miles of 2D seismic, and, utilizing this seismic to identify buried Silurian reefs, is in the process of obtaining leases over reef prospects highly prospective for trapping oil. Although this part of Indiana has a long history of shallow reef related oil production, to-date very little has been done to explore deeper horizons which are known to be prolific in oil production elsewhere in the Illinois Basin.

LGX Energy intends to drill wells targeting areas which exhibit potential for multiple economic horizons, including the Salem, North Vernon, Jeffersonville, Geneva Dolomite, Trenton, Black River, Knox and St. Peter formations. Drilling typically will be with vertical wells, proven completion techniques, to depths of less than 4,000 feet. This strategy, coupled with wireless acquisition of seismic data over prospects, that can be processed in 3D images, is intended to keep drilling and completion costs low, while maximizing the potential for drilling success.

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Plan of Operation for the Next Twelve Months

The Company believes that the proceeds of this Offering will satisfy its cash requirements for the next twelve months. To complete the Company’s entire development plan, it may have to raise additional funds in the next twelve months.

The Company may make significant changes in the number of employees at the corporate level, as well as retaining the services of third-party contract labor for exploration and drilling or employees.

Investments. The Company intends to make substantial investments in the acquisition, development, drilling, and extraction of hydrocarbons in and around the State of Indiana, either through developing and drilling of new wells, acquiring existing fields and/or production, entering joint ventures, entering direct participation agreements or a combination thereof, as well as the development of necessary infrastructure and equipment to deliver hydrocarbons to market.

Marketing and sales. The market for oil and natural gas that will be produced from our properties depends on many factors, including the extent of domestic production and imports of oil and natural gas, the proximity and availability of capacity and rates and terms of service of pipelines and other transportation and storage facilities, demand for oil and natural gas, the marketing of competitive fuels and the effects of state and federal regulation. The oil and natural gas industry also competes with other industries in supplying the energy and fuel requirements of industrial, commercial and individual consumers.

Our oil production is/will be being sold to CountryMark Refinery in Mt. Vernon, IN at prices tied to WTI. We currently are not selling any natural gas, but any future gas sales will be to one of the local pipeline operators at a negotiated discount to Henry Hub pricing.

We anticipate that our sales will be primarily to one or a few significant purchaser(s) that will account for a significant proportion of our total oil and natural gas revenues. If we lost one or more of these significant purchasers and were unable to sell our production to other purchasers on terms we consider acceptable, it could materially and adversely affect our business, financial condition, results of operations and cash flows.

Cost of revenue. The Company expects that the cost of revenue for its operations will consist primarily of expenses associated with the acquisition of capital equipment, lease, tax, and royalty payments, development of oil and gas reserves, drilling of production, exploration, and disposal wells and costs related to their ongoing use and maintenance, necessary transportation costs, decommissioning costs and all other expenses associated with the lifting cost of oil, as well as the development of new resources and reserves costs including the shooting of 3D and 2D seismic.

Research and development. Because the rate of production from oil and natural gas properties generally declines as reserves are depleted, our future success depends upon our ability to economically find or acquire and produce additional oil and natural gas reserves. Except to the extent that we acquire additional properties containing proved reserves, conduct successful exploration and development activities, or through engineering studies, identify additional behind-pipe zones or secondary recovery reserves, our proved reserves will decline as our reserves are produced. Future oil and natural gas production, therefore, is highly dependent upon our level of success in acquiring or finding additional reserves that are economically recoverable. We cannot assure you that we will be able to find or acquire and develop additional reserves at an acceptable cost. We may acquire significant amounts of unproved property to further our development efforts. Development and exploratory drilling and production activities are subject to many risks, including the risk that no commercially productive reservoirs will be discovered. We seek to acquire both proved and producing properties as well as undeveloped acreage that we believe will enhance growth potential and increase our earnings over time. However, we cannot assure you that all of these properties will contain economically viable reserves or that we will not abandon our initial investments. Additionally, we cannot assure you that unproved reserves or undeveloped acreage that we acquire will be profitably developed, that new wells drilled on our properties will be productive or that we will recover all or any portion of our investments in our properties and reserves.

General and administrative. The majority of our general and administrative expenses will consist of salaries, benefits, and share-based compensation for certain of our executives as well as our legal, finance, human resources, corporate communications and policy employees, and other administrative employees. In addition, general and administrative expenses include professional and legal services. The Company expects to incur substantial expenses in marketing the current Offering, in closing sales, and in promoting and managing its operations. Further, the company expects to incur significant general and administrative expenses in the following areas:

●	Accounting, including audit, accounting, and tax compliance-related costs;
●	Filing and transfer agent costs;
●	Investor relations and news dissemination, including maintaining and updating a planned website and disseminating news releases; and
●	Management fees, including executive officer salaries.

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RESULTS OF OPERATIONS

Three months ended January 31, 2023 compared to the three months ended January 31, 2022

The following table sets forth information comparing the components of net (loss) income for the three months ended January 31, 2023 and 2022:

	Three Months Ended January 31,		Period over Period Change
	2023	2022	$	%
Revenues, net	$152,541	$-	$152,541	100.00%
Cost of revenues	-	-	-	-
Gross profit	152,541	-	152,541	100.00%

Operating expenses:
Professional fees	145,498	-	145,498	100.00%
General and administrative	127,238	3,397	123,841	3,645.60%
Management fees	81,725	-	81,725	100.00%
Production	33,072	-	33,072	100.00%
Exploration expense	35,420	2,230	33,190	1,488.34%
Depreciation expense	8,345	-	8,345	100.00%
Total operating expenses	431,298	5,627	425,671	7,564.79%
Operating loss	(278,757)	(5,627)	(273,130)	4,853.92%

Other income (expenses):
Interest expense	(111)	(645)	(534)	-82.79%
Production Tax-oil Sales (WI)	(727)	-	(727)	100.00%
Total other income (expense)	(838)	(645)	(193)	29.92%
Loss before income taxes	(279,595)	(6,272)	(273,323)	4,357.83%
Income tax expense	-	-	-	-
Net loss	$(279,595)	$(6,272)	$(273,323)	4,357.83%

During the three months ended January 31, 2023, revenues were $152,541 compared to revenues of $- during the three months ended January 31, 2022. The Company’s increase in revenue for the three months ended January 31, 2023 is largely attributable to its increase in oil production.

Cost of sales were $- and $- for the three months ended January 31, 2023 and 2022.

Gross profits were $152,541 during the three months ended January 31, 2023 compared to $- during the three months ended January 31, 2022.

Operating expenses were $431,298 for the three months ended January 31, 2023 compared to $5,627 for the three months ended January 31, 2022. The increase in operating expenses for the three months ended January 31, 2023 is largely attributable to an increase in professional and general and administrative fees.

Loss from operations was ($278,757) for the three months ended January 31, 2023 compared to ($5,627) for the three months ended January 31, 2022.

Other (expenses) was ($838) during the three months ended January 31, 2023 compared to ($645) for the three months ended January 31, 2022, an increase of ($193) or 29.92%. Other expenses are comprised of interest expense and production tax-oil sales.

Net loss for the three months ended January 31, 2023 was ($279,595) compared to ($6,272) for the three months ended January 31, 2022, an increase of ($273,323) or 4,357.83%. The increase in net loss is largely attributable to an increase in the Company’s operating expenses.

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Nine months ended January 31, 2023 compared to the nine months ended January 31, 2022

The following table sets forth information comparing the components of net (loss) income for the nine months ended January 31, 2023 and 2022:

	Nine Months Ended January 31,		Period over Period Change
	2023	2022	$	%
Revenues, net	$292,733	$-	$292,733	100.00%
Cost of revenues	-	-	-	-
Gross profit	292,733	-	292,733	100.00%

Operating expenses:
Professional fees	155,725	-	155,725	100.00%
General and administrative	545,723	3,397	542,326	15,964.85%
Management fees	245,169	-	245,169	100.00%
Production	100,779	-	100,779	100.00%
Exploration expense	301,950	2,230	299,720	13,440.36%
Depreciation expense	27,042	-	27,042	100.00%
Total operating expenses	1,376,388	5,627	1,370,761	24,360.42%
Operating loss	(1,083,655)	(5,627)	(1,078,028)	19,158.13%

Other income (expenses):
Interest expense	(1,974)	(645)	(1,329)	206.05%
Production Tax-oil Sales (WI)	(2,392)	-	(2,392)	100.00%
Total other income (expense)	(4,366)	(645)	(3,721)	576.90%
Loss before income taxes	(1,088,021)	(6,272)	(1,081,749)	17,247.27%
Income tax expense	-	-	-	-
Net loss	$(1,088,021)	$(6,272)	$(1,081,749)	17,247.27%

During the nine months ended January 31, 2023, revenues were $292,733 compared to revenues of $- during the nine months ended January 31, 2022. The Company’s increase in revenue for the three months ended January 31, 2023 is largely attributable to its increase in oil production.

Cost of sales were $- and $- for the nine months ended January 31, 2023 and 2022.

Gross profits were $292,733 during the nine months ended January 31, 2023 compared to $- during the nine months ended January 31, 2022.

Operating expenses were $1,376,388 for the nine months ended January 31, 2023 compared to $5,627 for the nine months ended January 31, 2022. The increase in operating expenses for the nine months ended January 31, 2023 is largely attributable to an increase in professional fees, general and administrative fees and exploration expenses.

Loss from operations was ($1,083,655) for the nine months ended January 31, 2023 compared to ($5,627) for the nine months ended January 31, 2022.

Other (expenses) was ($4,366) during the nine months ended January 31, 2023 compared to ($645) for the nine months ended January 31, 2022, an increase of ($3,721) or 576.90%. Other expenses are comprised of interest expense and production tax-oil sales.

Net loss for the nine months ended January 31, 2023 was ($1,088,021) compared to ($6,272) for the nine months ended January 31, 2022, an increase of ($1,081,749) or 17,247.27%. The increase in net loss is largely attributable to an increase in the Company’s operating expenses.

From inception (November 3, 2021) through April 30, 2022

The following table sets forth information comparing the components of net (loss) income for the year ended April 30, 2022:

Inception (November 3, 2021) through April 30, 2022
Revenues, net	$110,820
Cost of revenues	-
Gross profit	110,820

Operating expenses:
Professional fees	24,918
General and administrative	65,638
Management fees	52,500
Production	49,842
Exploration expense	19,355
Depreciation expense	6,012
Total operating expenses	218,265
Operating loss	(107,445)

Other income (expenses):
Interest expense	(8,385)
Acquisition expense	(20,480)
Production Tax-oil Sales (WI)	(591)
Other income	5,344
Total other income (expenses)	(24,112)
Income before income taxes	(131,557)
Income tax expense	-
Net loss	$(131,557)

From inception (November 3, 2021) through April 30, 2022, revenues were $110,820.

Cost of sales were $- from inception (November 3, 2021) through April 30, 2022.

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Gross profits were $110,820 from inception (November 3, 2021) through April 30, 2022

Operating expenses were $218,265 from inception (November 3, 2021) through April 30, 2022. Operating expenses consisted mainly of management fees, production and general and administrative.

Loss from operations was $107,445 from inception (November 3, 2021) through April 30, 2022.

Other income (expenses) was ($24,112) from inception (November 3, 2021) through April 30, 2022. Other income (expenses) consisted mainly of interest and acquisition expense.

Net loss from inception (November 3, 2021) through April 30, 2022 was $131,557.

LIQUIDITY AND CAPITAL RESOURCES

The following table summarizes the cash flows for the nine months ended January 31, 2023 and 2022:

	January 31, 2023	January 31, 2022
Cash Flows:

Net cash (used in) provided by operating activities	(843,027)	(2,898)
Net cash (used in) investing activities	(299,067)	(255,074)
Net cash provided by (used in) financing activities	280,000	336,000

Net (decrease) increase in cash	(862,094)	78,088
Cash at beginning of period	1,288,242	-

Cash at end of period	$426,148	$78,088

During the nine months ended January 31, 2023 net cash used in operating activities was ($843,027) compared to ($2,898) of net cash used in operating activities for the nine months ended January 31, 2022 This increase for the nine months ended January 31, 2023 is largely attributable to an increase in net loss and an increase in accounts payable.

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During the nine months ended January 31, 2023, we used ($299,067) net cash from investing activities compared to ($255,074) for the nine months ended January 31, 2022.

During the nine months ended January 31, 2023, the Company provided $280,000 cash from financing activities compared to net cash provided by financing activities of $336,000 for the nine months ended January 31, 2022. The decrease in cash provided from financing activities is largely attributable to a decrease in proceeds from bridge loans and the repayment of bridge loans.

At January 31, 2023, we had current assets of $950,417, current liabilities of $127,482, working capital of $822,925 and an accumulated deficit of $1,219,578.

At April 30, 2022, we had current assets of $1,352,836, current liabilities of $273,427, working capital of $1,079,409 and an accumulated deficit of $131,557.

We presently have limited and expensive available credit, and do not have bank financing or other external sources of liquidity. We will need to obtain additional capital in order to expand operations and become profitable. In order to obtain capital, we may need to sell additional shares of our common stock or borrow funds from private lenders. There can be no assurance that we will be successful in obtaining additional funding. We will still need additional capital in order to continue operations until we are able to achieve positive operating cash flow. Additional capital is being sought, but we cannot guarantee that we will be able to obtain such investments. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. However, even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. Furthermore, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If additional financing is not available or is not available on acceptable terms, we will have to curtail our operations.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity, or capital expenditures.

Recent Financing Transactions

Convertible Bridge Loans

In January of 2022, the Company issued $280,000 in convertible bridge loans to 11 investors and $50,000 to 2 related parties, with a term of six months at a fixed interest rate equal to 12% per annum from the date of the note until the balance is paid in full. As additional consideration, the holders received two shares of common stock for each whole dollar or the principal amount of the note for a total of 560,000 shares of common stock to investors and 100,000 shares of common stock to related parties. At any time prior to maturity the holder has the right to convert the note and accrued interest into shares of common stock at the rate of $0.15 per share. The notes were secured by the membership units in Adler Energy, LLC owned by the Company.

As of April 30, 2022, one note to an investor was paid in full, in the amount of $50,000. One note to an investor was partially paid in the amount of $17,500, and $37,500 was paid toward the outstanding balance to related parties in the amount of $37,500.

During May 2022, the Company paid $156,550 to retire all remaining Bridge Loans, including $155,000 in principal and $1,550 in accrued interest.

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Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

The preparation of financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s significant estimates and assumptions include the fair value of the Company’s common stock, stock-based compensation, the recoverability and useful lives of long-lived assets, and the valuation allowance relating to the Company’s deferred tax assets.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Upon completion of this offering, we will be subject to current and periodic reporting requirements. As a Regulation A, Tier 2 issuer, we will be subject to the periodic and current reporting requirements under Rule 257(b) of Regulation A.

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BUSINESS

LGX Energy Corp. (“the Company”, “LGX Energy”, “we” and “us”) was incorporated under the laws of the State of Nevada on November 3, 2021. The Company was incorporated for the purpose of exploration and development of oil and gas properties. The Company has one wholly-owned subsidiary, Adler Energy LC.

Current operational subsidiaries

Adler Energy LC (“Adler”)

Adler was acquired by LGX Energy on January 31, 2022. The acquisition included the Thomas Field in Clay County, Indiana, with 7 producing oil wells, a disposal well and over 300 miles of 2D seismic with undrilled prospects, which were acquired by Adler over a ten-year period across 5 counties in the state of Indiana. All operations of LGX are conducted through Adler Energy, including field operations, engineering, geology, seismic processing and the sale of oil and gas.

Milestones and Budget

We have the created the following milestones and budgets. It is important to note that achievement of these milestones and their budget targets is subject to substantial risk. Please see “Risk Factors” and “Forward Looking Statements.”

Operational Objectives May 1, 2023 to April 30, 2024:

May 1, 2023 through July 31, 2023:

Planned Actions	Estimated Cost to Complete
Commissions, Broker Fees, Advertising	2,000,000
Lease Acquisition Costs	1,000,000
Seismic and Processing	200,000
Drilling, Completion, and Production Facilities	2,000,000
General and Administrative Expenses	500,000
Working Capital and General Corporate Purposes	200,000
TOTAL	$5,900,000

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August 1, 2023 through October 31, 2023:

Planned Actions	Estimated Cost to Complete
Commissions, Broker Fees, Advertising	2,000,000
Lease Acquisition Costs	1,500,000
Seismic and Processing	500,000
Drilling, Completion, and Production Facilities	2,000,000
General and Administrative Expenses	300,000
Working Capital and General Corporate Purposes	200,000
TOTAL	$6,500,000

November 1, 2023 through January 31, 2024:

Planned Actions	Estimated Cost to Complete
Commissions, Broker Fees, Advertising	0
Lease Acquisition Costs	1,200,000
Seismic and Processing	1,000,000
Drilling, Completion, and Production Facilities	10,000,000
General and Administrative Expenses	300,000
Working Capital and General Corporate Purposes	300,000
TOTAL	$12,800,000

February 1, 2024 through April 30, 2024:

Planned Actions	Estimated Cost to Complete
Commissions, Broker Fees, Advertising	0
Lease Acquisition Costs	500,000
Seismic and Processing	800,000
Drilling, Completion, and Production Facilities	12,800,000
General and Administrative Expenses	400,000
Working Capital and General Corporate Purposes	300,000
TOTAL	$14,800,000

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Competition

LGX is an emerging junior oil and gas exploration and production company. The oil and natural gas industry is intensely competitive, and we compete with numerous other oil and natural gas exploration and production companies, many of which have substantially larger technical teams and greater financial and operational resources than we do and may be able to pay more for exploratory prospects and productive oil and natural gas properties. Many of these companies not only engage in the acquisition, exploration, development, and production of oil and gas reserves, but also have gathering, processing or refining operations, market refined products, provide, dispose of and transport fresh and produced water, own drilling rigs or production equipment, or generate electricity, all of which, individually or in the aggregate, could provide such companies with a competitive advantage. We also compete with other oil and gas companies in securing drilling rigs and other equipment and services necessary for the drilling, completion, and maintenance of wells, as well as for the gathering, transporting, and processing of oil, gas, natural gas liquids, and water. Consequently, we may face shortages, delays, or increased costs in securing these services from time to time. The oil and gas industry also faces competition from alternative fuel sources, including renewable energy sources such as solar and wind-generated energy, and other fossil fuels such as coal. Competitive conditions may also be affected by future energy, environmental, climate-related, financial, or other policies, legislation, and regulations. Our larger or integrated competitors may be better able to absorb the burden of existing, and any changes to federal, state, and local laws and regulations than we can, which would adversely affect our competitive position. Our ability to discover reserves and acquire additional properties in the future is dependent upon our ability and resources to evaluate and select suitable properties and to consummate transactions in this highly competitive environment.

LGX Energy primarily operates out of Indiana and Illinois where mature oil field(s) and a long history of production have created an environment with many local competitors in the region, including:

●	Campell Energy LLC,
●	Siskiyou Energy, LLC,
●	Pioneer Oil Co., Inc.,
●	Southern Triangle Oil Co.,
●	Maha Energy (Indiana) Inc.,
●	APA Corporation,
●	AXP Energy
●	Sunrise Production Inc.

Our potential competitors may have greater resources, better access to capital, longer histories, more intellectual property and lower cost operations.

They may secure better terms during the investment negotiation process, make strategic decisions more quickly than us and devote more capital to better performing investments than we do.

Our competitors may also enter into business combinations or alliances that strengthen their competitive positions.

Market opportunity

LGX Energy is pursuing an opportunity to develop oil production across five counties in southwestern Indiana, namely, Clay, Vigo, Davies, Knox and Posey counties. Our management is convinced that this part of Indiana represents an underexplored and underdeveloped part of the highly historically prolific Illinois Basin. As part of the acquisition of Adler Energy on January 31, 2020, LGX acquired several hundred miles of 2D seismic that was previously shot across these five counties. Using this older seismic as a guide, LGX is acquiring oil and gas leases over prospective targets in several productive formations, including Devonian reefs, Silurian reefs, Trenton, Black River, St. Peter sand and Knox. All of these prospective targeted formations are relatively shallow (less than 4,000 feet total depth) and accessible with standard vertical drilling technology, which keeps drilling and completion costs modest in comparison to other basins. Taken as a whole, LGX believes this represents a great opportunity for the company.

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Growth Issues

Scalability

LGX Energy has been and will continue to acquire and develop prospective leases in Indiana and has been evaluating Brownfields location with acquired and self-generated 2D and 3D seismic data. The company has entered into strategic partnerships with other local production companies.

Insufficient Capital

Currently, LGX Energy is confronted with the need to attract and retain a consistent investment source in order to grow our operations rapidly. If LGX Energy is not funded properly, it will prevent us from acquiring, developing, drilling and producing prospective oil and gas wells and leases across the State of Indiana. To establish a strong land position, and development and drilling capital, LGX Energy is seeking funding from the capital markets which may include debt and equity offerings.

Production Lead Time

LGX Energy currently has oil production from the Thomas Field. LGX Energy currently anticipates that new production will be constrained by the time it takes to lease land, permit, and drill new wells. While LGX has some inventory and data to accelerate some wells, LGX Energy anticipates lead time for the development of new wells from initial planning to production will be 18 months. This lead time reflects planning, drilling, completion and production.

Seasonality

We do not expect any seasonality in our business.

Employees

As of March 15, 2023, we had three (3) part time employees that served as the Company’s Chief Executive Officer, Chief Financial Officer and Manager of the Company’s wholly owned subsidiary, Adler Energy. Our employees are not represented by a union. We consider relations with our employees to be positive and productive.

Legal Proceedings

We may from time to time be involved in various claims and legal proceedings of a nature we believe are normal and incidental to temporary employee staffing business. These matters may include product liability, intellectual property, employment, personal injury cause by our employees, and other general claims. We will accrue for contingent liabilities when it is probable that a liability has been incurred and the amount can be reasonably estimated. We are not presently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

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Description of Property

Corporate Office

The Company currently shares office space at 6 1/2 N. 2nd Ave, Suite 201, Walla Walla, Washington 99362. The Company is not under any lease obligation and is not required to make any monthly payments.

Our main corporate mailing address is 6 1/2 N. 2nd Ave, Suite 201, Walla Walla, Washington 99362.

Intellectual Property

LGX Energy’s intellectual property consists primarily of acquired data including 2D and 3D seismic at various prospective oil and gas drilling locations in Indiana. The Company will continue to invest in ongoing shooting of both 2D and 3D seismic to develop and delineate leases, resources and prospective drilling sites.

We have a policy of requiring key employees and consultants to execute confidentiality agreements upon the commencement of an employment or consulting relationship with us. Our employee agreements also require relevant employees to assign to us all rights to any inventions made or conceived during their employment with us. In addition, we have a policy of requiring individuals and entities with which we discuss potential business relationships to sign non-disclosure agreements. Our agreements with clients include confidentiality and non-disclosure provisions.

MANAGEMENT

The following table sets forth information regarding our executive officers, directors and significant employees, including their ages as of March 15, 2023:

Name	Age	Position
Howard Crosby	70	Chief Executive Officer, Treasurer and Director
John Ryan	60	Vice-President, Secretary and Director

The principal occupations for each of our current executive officers and directors are as follows:

Howard Crosby - Mr. Crosby joined the Company in November 2021 as its Chief Executive Officer, Treasurer and Director. Mr. Crosby has been president of Crosby Enterprises, Inc., a family-owned business advisory consulting firm since 1989. From 1994 to June of 2006, Mr. Crosby served as president and director of Cadence Resources Corporation, a publicly traded oil and gas company, which was merged with an AMEX-listed company in 2005. Mr. Crosby also was a founder and director of High Plains Uranium in 2004, which was sold to Energy Metals Corporation in 2006.

John Ryan - Mr. Ryan joined the Company in November 2021 as its Vice-President, Secretary and Director. Mr. Ryan has twenty-five years of experience in founding and operating natural resource companies. Mr. Ryan has founded or co-founded and served in executive or board positions with Cadence Resources Corporation, Metalline Mining Company (now called Silver Bull Resources), High Plains Uranium, Western Goldfields, Inc. (which became part of New Gold), U.S. Silver Corporation (now America’s Gold), Southern Legacy Minerals, and White Mountain Titanium and others.

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None of our executive officers and board directors has been involved in any of the following proceedings during the past ten (10) years:

1. any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2. any conviction in a criminal proceeding or being subject to a pending criminal proceedings (excluding traffic violations and other minor offenses);

3. being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4. being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Family Relationships

There are no family relationships between any of our officers and directors.

Involvement in Certain Legal Proceedings.

None of the following events have occurred during the past five years and which are material to an evaluation of the ability or integrity of any director or executive officer: (1) A petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing; or (2) Such person was convicted in a criminal proceeding (excluding traffic violations and other minor offenses).

Board Composition

Our Board of Directors currently consists of two members. Each director of the Company serves until the next annual meeting of stockholders and until his successor is elected and duly qualified, or until his earlier death, resignation or removal. Our board is authorized to appoint persons to the offices of Chairman of the Board of Directors, President, Chief Executive Officer, one or more vice presidents, a Treasurer or Chief Financial Officer and a Secretary and such other offices as may be determined by the board.

We have no formal policy regarding board diversity. In selecting board candidates, we seek individuals who will further the interests of our stockholders through an established record of professional accomplishment, the ability to contribute positively to our collaborative culture, knowledge of our business and understanding of our prospective markets.

Board Leadership Structure and Risk Oversight

The Board of Directors oversees our business and considers the risks associated with our business strategy and decisions. The board currently implements its risk oversight function as a whole. Each of the board committees, when and if established, will also provide risk oversight in respect of its areas of concentration and reports material risks to the board for further consideration.

Code of Business Conduct and Ethics

The Company has adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. The code of business conduct and ethics is posted on our website at: https://lgxenergycorp.com.

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EXECUTIVE COMPENSATION

Employment Agreements

The following table sets forth the cash compensation (including cash bonuses) paid or accrued, and equity awards granted, by LGX Energy for nine months ended January 31, 2023 and the year ended April 30, 2022, to our Chief Executive Officer and Vice-President.

Name & Principal Position	Year	Paid or Accrued Salary	Bonus	Stock Awards		Option Awards	Non-equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All other Compensation	Totals
Howard Crosby (1)	2023	$49,500	$-	$		$-	$-	$-	$-	$150,000
	2022	$47,500	$-		$-	$-	$-	$-	$-	$150,000

John Ryan (2)	2023	$40,500	$-		$-	$-	$-	$-	$-	$40,500
	2022	$22,500	$-		$-	$-	$-	$-	$-	$22,500

Notes:

(1)	Mr. Crosby has served as the Company’s Chief Executive Officer and Treasurer since November 2021.
(2)	Mr. Ryan has served as the Company’s Vice-President and Secretary since November 2021.

Director’s Compensation

LGX Energy Corp. has not paid and does not presently propose to pay cash compensation to any director for acting in such capacity. No restricted shares were awarded for services during the nine months ended January 31, 2023 and the year ended April 30, 2022.

Employment Agreements

The Company does not have an Employment Agreement with any of its current officers.

Stock Option Plan and other Employee Benefits Plans

The Company does not maintain a Stock Option Plan or other Employee Benefit Plans.

Overview of Compensation Program

We currently do not maintain a Compensation Committee of the Board of Directors. Until a formal committee is established, our entire Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Board of Directors ensures that the total compensation paid to the executives is fair, reasonable, and competitive.

Role of Executive Officers in Compensation Decisions

The Board of Directors makes all compensation decisions for, and approves recommendations regarding equity awards to, the executive officers and directors of the Company.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

To the best of our knowledge, from November 3, 2021 to March 15, 2023, other than as set forth above, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which the amount involved exceeds $120,000, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our Common Stock, or any member of the immediate family of any of the foregoing persons, has an interest (other than compensation to our officers and directors in the ordinary course of business).

Statement of Policy

We have adopted a related-party transactions policy under which our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our Common Stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related-party transaction with us without the consent of our audit committee. If the related party is, or is associated with, a member of our audit committee, the transaction must be reviewed and approved by another independent body of our Board of Directors, such as our governance committee. Any request for us to enter into a transaction with a related party in which the amount involved exceeds $120,000 and such party would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval. If advance approval of a related-party transaction was not feasible or was not obtained, the related-party transaction must be submitted to the audit committee as soon as reasonably practicable, at which time the audit committee shall consider whether to ratify and continue, amend and ratify, or terminate or rescind such related-party transaction. All of the transactions described above were reviewed and considered by, and were entered into with the approval of, or ratification by, our Board of Directors.

PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of our Common Stock as of March 15, 2023 by:

●	each shareholder known by us to beneficially own more than 5% of our outstanding Common Stock;
●	each of our directors;
●	each of our named executive officers; and
●	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after such date through (i) the exercise of any option or warrant, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name.

Percentage ownership in the following table is based on 20,501,666 shares of Common Stock outstanding as of March 15, 2023.

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	Common Stock Beneficially	Percentage of
Name of Beneficial Owner (1)	Owned	Common Stock (2)
5% Stockholders
H Leigh Severance (3)	3,500,000	17.07%
Daryl Olsen (4)	2,000,000	9.76%
Francis W.K. Smith, Jr (5)	1,250,000	6.10%
John Ganduglia-Struman (6)	1,250,000	6.10%

Current Executive Officers and Directors
Howard Crosby (7)	1,000,000	4.88%
John Ryan (7)	868,333	4.24%

Total Executive Officers and Directors	1,868,333	9.11%

(1)	Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants, or convertible debt currently exercisable or convertible, or exercisable or convertible within 60 days of March 15, 2023 are deemed outstanding for computing percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any person. Percentages are based on a total of shares of common stock outstanding on March 15, 2023, and the shares issuable upon exercise of options, warrants exercisable, and debt convertible on or within 60 days of March 15, 2023.

(2)	The number of common shares outstanding used in computing the percentages is 20,501,666.

(3)	The address for Mr. Severance is 14282 E. Caley Ave, Aurora, CO 80016.

(4)	The address for Mr. Olsen is 270 W 1450 N, Centerville, UT 84014.

(5)	The address for Mr. Smith is 4 Clematis Rd, Lexington, MA 02421.

(6)	The address for Mr. Ganduglia-Struman is 2356 Stone Rise Road, Reno, NV 89521.

(7)	The address for Messrs. Crosby and Ryan is 6 1/2 N. 2nd Ave, Suite 201, Walla Walla, Washington 99362.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

No director, executive officer or nominee for election as a director of our company, and no owner of five percent or more of our outstanding shares or any member of their immediate family has entered into or proposed any transaction in which the amount involved exceeds $60,000 except as set forth below.

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SECURITIES OFFERED

This is the public offering of securities of LGX Energy Corp., a Nevada corporation. We are offering 10,000,000 shares of our Series A 10% Convertible Preferred Stock, par value $0.001 (the “Series A Preferred Stock”), at an offering price of $4.00 per share (the “Offered Shares”) by the Company.

DESCRIPTION OF SECURITIES

Securities Being Offered

The following is a summary of the rights of our capital stock as provided in our articles of incorporation and bylaws. For more detailed information, please see our articles of incorporation and bylaws, which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

General

Market capital structure:

Preferred stock

The Company is authorized to issue 20,000,000 shares of Preferred stock, par value $.001.

On February 24, 2023, the Company filed a Certificate of Designation (the “Designation”) with the Secretary of State of Nevada, which designates 10,000,000 shares of the Company’s preferred stock, par value $0.001 per share, as Series A 10% Convertible Preferred Stock (“Series A Preferred Stock”). Pursuant to the terms of the Designation, holders of the Series A shall be entitled to dividends, a liquidation preference and shall have conversion rights. Each share of Series A shall be convertible into 2 shares of Common Stock, for a total not to exceed 20,000,000 shares of Common Stock. The holders of the Series A shall have voting rights equal to two shares of Common Stock per one share of Series A held.

As of the date of this filing, no shares of Series A Preferred Stock have been issued.

Common Stock

The Company is authorized to issue 80,000,000 shares of Common Stock, par value $.001. Each share of common stock shall be entitled to one vote, in person or proxy, on any matter on which action of the stockholders of the corporation is sought.

Capitalization

Security	Par Value	Authorized	Outstanding	Voting Rights
Common Stock	0.001	80,000,000	20,501,666	1:1

Warrants

On February 22, 2023, the Company issued four Warrants to Holders granting the Holders the right to purchase a total of 1,500,000 shares of Common Stock at an exercise price of $0.25 with an expiration date of five years.

Nevada Anti-Takeover Provisions

The provisions of Nevada law and our bylaws may have the effect of delaying, deferring or preventing another party from acquiring control of the company. These provisions may discourage and prevent coercive takeover practices and inadequate takeover bids.

Nevada Law

Nevada law contains a provision governing “acquisition of controlling interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: 20 to 33-1/3%; 33-1/3 to 50%; or more than 50%.

A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or Board of Directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act.

The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the Nevada law. An Issuing Corporation is a Nevada corporation which (i) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada, and (ii) does business in Nevada directly or through an affiliated corporation.

At this time, we do not believe we have 100 stockholders of record resident of Nevada and we do not conduct business in Nevada directly. Therefore, the provisions of the control share acquisition act are believed not to apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of us, regardless of whether such acquisition may be in the interest of our stockholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of us. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (iii) representing 10% or more of the earning power or net income of the corporation.

An “interested stockholder” means the beneficial owner of 10% or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the Board of Directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the Board of Directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher, (ii) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, or (iii) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

42

DIVIDEND POLICY

Since our inception, we have not paid any dividends on our common stock, and we currently expect that, for the foreseeable future, all earnings (if any) will be retained for the development of our business and no dividends will be declared or paid, except for those dividends to be paid to the holders of the Company’s Series A 10% Convertible Preferred Stock. In the future, our Board of Directors may decide, at their discretion, whether dividends may be declared and paid, taking into consideration, among other things, our earnings (if any), operating results, financial condition and capital requirements, general business conditions and other pertinent facts.

Transfer Agent

Our Transfer Agent is Olde Monmouth Stock Transfer whose address is 200 Memorial Pkwy, Atlantic Highlands, NJ 07716. Telephone (732) 872-2727 Fax (732) 872-2728. The transfer agent is registered under the Exchange Act and operates under the regulatory authority of the SEC and FINRA.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this Offering, there is no market for our Series A 10% Convertible Preferred Stock (“Series A Preferred Stock”), nor our Common Stock. Future sales of substantial amounts of our Common Stock or Series A Preferred Stock convertible into our Common Stock, or securities or other instruments convertible into our Common Stock, in the public or private market, or the perception that such sales may occur, could adversely affect the potential future market price of our Common Stock prevailing from time to time. Furthermore, because there will be limits on the number of shares available for resale shortly after this Offering due to contractual and legal restrictions described below, there may be resales of substantial amounts of our Common Stock, once and if our Common Stock begins trading on a quoted exchange, in the public market after those restrictions lapse. This could adversely affect the market price of our Common Stock prevailing at that time.

Rule 144

In general, a person who has beneficially owned restricted shares of our Common Stock for at least twelve months, in the event we are a reporting company under Regulation A, or at least six months, in the event we have been a reporting company under the Exchange Act for at least 90 days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the 90 days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

●	1% of the number of shares of our Common Stock then outstanding; or

●	the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

43

LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon by the Law Office of Thomas J. Beener whose address is 2244 Faraday Ave, Carlsbad, CA 92008. Telephone: (760) 603-1238.

EXPERTS

The financial statements of LGX Energy Corp. for the year ended April 30, 2022 included in the registration statement, which this prospectus forms a part, have been audited by Fruci & Associates II, PLLC, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The financial statements of LGX Energy Corp. for the nine months ended January 31, 2023, included in the registration statement which this prospectus forms a part, have been prepared by management and have not been reviewed by an independent registered public accounting firm.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the shares of common stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

44

INDEX TO FINANCIAL STATEMENTS

LGX ENERGY CORP.

Consolidated Financial Statements

(Unaudited)

F-1

LGX ENERGY CORP

CONSOLIDATED BALANCE SHEETS

	January 31,	Inception (November 3, 2021) to April 30
	2023	2022
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$648,699	$1,288,242
Prepaid expense	2,811	32,000
Accounts receivable -	257,917	31,694
Other receivable	900	900
Yard Inventory	40,090	-
Total Current Assets	950,417	1,352,836

FIXED ASSETS
Lease & well equipment, net	355,798	213,394
Total Fixed Assets	355,798	213,394
OTHER ASSETS
Lease Asset	33,000	33,000
Oil & gas leases	196,049	-
Total Other Assets	229,049	33,000

TOTAL ASSETS	$1,535,264	$1,599,230

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$110,232	$34,027
Accrued expense -related party	17,000	13,500
Accrued interest	250	900
Convertible Bridge loans	-	212,500
Convertible Bridge loans – related party	-	12,500
Total Current Liabilities	127,482	273,427

TOTAL LIABILITIES	127,482	273,427

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 20,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.001 par value, 80,000,000 shares authorized; 20,076,667 and 14,235,000 shares issued and outstanding	20,077	14,235
Additional paid-in capital	2,507,283	1,368,125
Common stock to be issued	100,000	75,000
Accumulated deficit	(1,219,578)	(131,557)
Total Stockholders’ Equity	1,407,782	1,325,803

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,535,264	$1,599,230

See the accompanying notes to the consolidated financial statements.

F-2

LGX ENERGY CORP.

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	January 31,		January 31,
	2023	2022	2023	2022

REVENUES	$152,541	$-	$292,733	$-

OPERATING EXPENSES
Professional fees	145,498	-	155,725	-
General and administrative	127,238	3,397	545,723	3,397
Management fees	81,725	-	245,169	-
Production	33,072	-	100,779	-
Exploration expense	35,420	2,230	301,950	2,230
Depreciation expense	8,345	-	27,042	-
TOTAL OPERATING EXPENSES	431,298	5,627	1,376,388	5,627

LOSS FROM OPERATIONS	(278,757)	(5,627)	(1,083,655)	(5,627)

OTHER INCOME (EXPENSES)
Interest expense	(111)	(645)	(1,974)	(645)
Production Tax-Oil Sales (WI)	(727)	-	(2,392)	-
TOTAL OTHER INCOME (EXPENSES)	(838)	(645)	(4,366)	(645)

LOSS BEFORE TAXES	(279,595)	(6,272)	(1,088,021)	(6,272)

INCOME TAXES	-	-	-	-

NET LOSS	$(279,595)	$(6,272)	$(1,088,021)	$(6,272)

NET LOSS PER COMMON SHARE, BASIC AND DILUTED	$(0.01)	$(0.00)	$(0.06)	$(0.00)

WEIGHTED AVERAGE NUMBER OF COMMON STOCK SHARES OUTSTANDING, BASIC AND DILUTED	16,376,667	-	17,465,555	-

See the accompanying notes to the consolidated financial statements.

F-3

LGX ENERGY CORP.

CONSOLDIATED STATEMENT OF STOCKHOLDERS’ EQUITY

(UNAUDITED)

	Common Stock		Additional Paid-in	Accumulated	Common stock to be	Total Stockholders’
	Shares	Amount	Capital	Deficit	Issued	Equity

Balances, November 03, 2021, Inception	$-	$-	$-	$-	$-	$-

Common stock issued for cash to founders	5,485,000	5,485	-	-		5,485
Common stock issued for services to founders	1,230,000	1,230	-	-	-	1,230
Common stock issued for cash at $0.20 per share	6,875,000	6,875	1,368,125	-	75,000	1,450,000
Common stock issued as inducement to convertible debt	645,000	645	-	-	-	645
Net loss for period ending April 30, 2022	-	-	-	(131,557)	-	(131,557)
Balances, April 30, 2022	14,235,000	14,235	1,368,125	(131,557)	75,000	1,325,803

Common stock issued for convertible bridge loans	466,667	467	69,533	-	-	70,000
Common stock issued for cash at $0.20 per share	1,675,000	1,675	333,325	-	(75,000)	260,000
Common stock to be issued for cash	-	-	-	-	175,000	175,000
Net loss for period ending July 31, 2022	-	-	-	(386,821)	-	(386,821)
Balances, July 31, 2022	16,376,667	16,377	1,770,983	(518,378)	175,000	1,443,982

Net loss for period ending October 31, 2022	-	-	-	(421,605)	-	(421,605)
Balances, October 31, 2022	16,376,667	16,377	1,770,983	(939,983)	175,000	1,022,377

Common stock issued for cash at $0.20 per share	3,700,000	3,700	736,300	-	(75,000)	665,000
Net loss for period ending January 31, 2023	-	-	-	(279,595)	-	(279,595)
Balances, January 31, 2023	20,076,667	$20,077	$2,507,283	$(1,219,578)	$100,000	$1,407,782

See the accompanying notes to the consolidated financial statements.

F-4

LGX ENERGY CORP.

CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended
	January 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(808,426)	$(6,272)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation	18,697	-
Changes in assets and liabilities:
Decrease (increase) in accounts receivable	24,084	-
Decrease (increase) in inventory	(40,090)	-
Decrease (increase) in other receivable	(125,000)	-
Decrease (increase) in prepaid expense	(15,000)	-
Increase (decrease) in accounts payable	104,358	3,374
Increase (decrease) in accrued expense	(1,000)	-
Increase (decrease) in accrued interest	(650)	-
Net cash used by operating activities	(843,027)	(2,898)

CASH FLOWS FROM INVESTING ACTIVITIES:
Lease & well equipment	(208,152)	(222,074)
Oil & gas lease asset	(90,915)	(33,000)
Net cash used by investing activities	(299,067)	(255,074)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	435,000	-
Proceeds from sale of common stock to be issued	-	6,060
Proceeds from bridge loans	-	280,000
Proceeds from bridge loans-related party	-	50,000
Repayment of bridge loans	(155,000)	-
Net cash provided by financing activities	280,000	336,000

INCREASE(DECREASE) IN CASH AND CASH EQUIVALENTS	(862,094)	78,088

Cash, beginning of period	1,288,242	-

Cash, end of period	$426,148	$78,088

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$-	$-
Income taxes paid	$-	$-
Common stock issued for convertible debt	$70,000	$-

See the accompanying notes to the consolidated financial statements.

F-5

LGX ENERGY CORP.

NOTES TO FINANCIAL STATEMENTS

For the nine months ended January 31, 2023 and 2022 (Unaudited)

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

LGX Energy Corp. (“the Company”, “LGX Energy”, “we” and “us”) was incorporated under the laws of the State of Nevada on November 3, 2021. The Company was incorporated for the purpose of exploration and development of oil and gas properties.

The Company has one wholly-owned subsidiary, Adler Energy LC (“Adler”). Adler was acquired by LGX Energy on January 31, 2022. The acquisition included the Thomas Field in Clay County, Indiana, with 7 producing oil wells, a disposal well and over 300 miles of 2D seismic with undrilled prospects, which were acquired by Adler over a ten-year period across 5 counties in the state of Indiana. All operations of LGX are conducted through Adler Energy, including field operations, engineering, geology, seismic processing and the sale of oil and gas.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of LGX Energy Corp. is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States and have been consistently applied in the preparation of the financial statements. The Company has adopted an April 30 fiscal year end.

Basis of Presentation

The Company’s financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Principles of Consolidation – The consolidated financial statements include the accounts of the Company and its wholly-owned or controlled operating subsidiary, Adler Energy LC. All intercompany accounts and transactions have been eliminated.

Earnings (Losses) Per Share

Basic earnings per share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the year. Fully-diluted earnings per share is computed by dividing net income (loss) by the sum of the weighted-average number of common shares outstanding and the additional common shares that would have been outstanding if potential common shares had been issued. Potential common shares are not included in the computation of fully diluted earnings per share if their effect is antidilutive. The computation of earnings per share of common stock is based on the weighted average number of shares outstanding at the date of the financial statements.

Cash Equivalents

The Company considers cash, certificates of deposit, and debt instruments with a maturity of three months or less when purchased to be cash equivalents. The Company maintains its cash in bank deposit accounts, which at times, may exceed federally insured limits. As of January 31, 2023 and April 30, 2022, the Company had approximately $223,867 and $1,006,320, respectively, in excess of federally-insured limits.

Estimates

The preparation of financial statements in accordance with generally accepted accounting principles in the United States of America requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amounts of revenues and expenses during the reporting period. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company’s financial statements; accordingly, it is possible that the actual results could differ from these estimates and assumptions and could have a material effect on the reported amounts of the Company’s financial position and results of operations.

F-6

LGX ENERGY CORP.

NOTES TO FINANCIAL STATEMENTS

For the nine months ended January 31, 2023 and 2022 (Unaudited)

Fair Value of Financial Instruments

The Company’s financial instruments as defined by ASC 825-10-50, include cash, receivables, accounts payable and accrued expenses. All instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at January 31, 2023.

The standards under ASC 820 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. FASB ASC 820 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows:

Level 1. Observable inputs such as quoted prices in active markets;

Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3. Unobservable inputs in which there is little of no market data, which require the reporting entity to develop its own assumptions.

Fixed Assets, Intangibles and Long-Lived Assets

The Company records its fixed assets at historical cost. The Company expenses maintenance and repairs as incurred. Upon disposition of fixed assets, the gross cost and accumulated depreciation are written off and the difference between the proceeds and the net book value is recorded as a gain or loss on sale of assets. The Company depreciates its fixed assets over their respective estimated useful lives ranging from three to fifteen years.

The Company follows FASB ASC 360-10, “Property, Plant, and Equipment,” which established a “primary asset” approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. For the nine months ended January 31, 2023, the Company had not experienced impairment losses on its long-lived assets.

Accounts Receivable

The Company routinely assesses the recoverability of all material trade and other receivables. The Company accrues a reserve on a receivable when, based on the judgment of management, it is probable that a receivable will not be collected and the amount of any reserve may be reasonably estimated. Actual write-offs may exceed the recorded allowance. Substantially all of the Company’s trade accounts receivable result from crude oil in Indiana, to one customer, or joint interest billings to its working interest partners in Indiana. This concentration of customers and joint interest owners may impact the Company’s overall credit risk as these entities could be affected by similar changes in economic conditions as well as other related factors. Trade accounts receivable are generally not collateralized. There were no allowances for doubtful accounts for the Company’s trade accounts receivable at January 31, 2023.

F-7

LGX ENERGY CORP.

NOTES TO FINANCIAL STATEMENTS

For the nine months ended January 31, 2023 and 2022 (Unaudited)

Going Concern

As shown in the accompanying financial statements, the Company has incurred cumulative operating losses since inception. As of January 31, 2023, the Company has limited financial resources with which to achieve its objectives and attain profitability and positive cash flows from operations. As shown in the accompanying balance sheets and statements of operations, the Company has an accumulated deficit of $1,219,578.

Achievement of the Company’s objectives will depend on its ability to obtain additional financing to generate revenue from current and planned business operations.

The Company plans to fund its future operations by potential sales of its common stock or by issuing debt securities. However, there is no assurance that the Company will be able to achieve these objectives, therefore substantial doubt about its ability to continue as a going concern exists.

Provision for Taxes

Income taxes are provided based upon the liability method of accounting pursuant to ASC 740-10-25 Income Taxes – Recognition. Under the approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard imposed by ASC 740-10-25-5 to allow recognition of such an asset. See Note 5.

Revenue Recognition

The Company recognizes revenue under ASC 606, Revenue from Contracts with Customers (“Topic 606”). Under Topic 606, revenue will generally be recognized upon delivery of our produced crude oil and natural gas volumes to our customers. Our customer sales contracts include only crude oil sales in Indiana. Under Topic 606, each unit (crude oil barrel) of commodity product represents a separate performance obligation which is sold at variable prices, determinable on a monthly basis. The pricing provisions of our crude oil contracts are primarily tied to a market index with certain adjustments based on factors such as delivery, product quality and prevailing supply and demand conditions in the geographic areas in which we operate. We will allocate the transaction price to each performance obligation and recognize revenue upon delivery of the commodity product when the customer obtains control. Control of our produced crude oil volumes passes to our customers when the oil is measured by a trucking oil ticket. The Company has no control over the crude oil after this point and the measurement at this point dictates the amount on which the customer’s payment is based. Our crude oil revenue stream includes volumes burdened by royalty and other joint owner working interests. Our revenues are recorded and presented on our financial statements net of the royalty and other joint owner working interests. Our revenue stream does not include any payments for services or ancillary items other than sale of crude oil. We record revenue in the month our crude oil production is delivered to the purchaser. The customer has the right to refuse to purchase any oil containing impurities, and treatment of any refused oil is at the Company’s expense.

F-8

LGX ENERGY CORP.

NOTES TO FINANCIAL STATEMENTS

For the nine months ended January 31, 2023 and 2022 (Unaudited)

New Accounting Pronouncements

FASB issued ASU No. 2016-02, Leases (Topic 842), which establishes a comprehensive new lease accounting model. The new standard: (a) clarifies the definition of a lease; (b) requires a dual approach to lease classification similar to current lease classifications; and, (c) causes lessees to recognize leases on the balance sheet as a lease liability with a corresponding right-of-use asset for leases. The standard became effective for non-public companies for years beginning after December 15, 2021.

The Company has made an accounting policy election not to recognize right of use assets and lease liabilities that arise from short term leases for any class of asset.

This topic does not apply to leases to explore for natural resources and rights to use the land in which those natural resources are contained.

Accounting standards that have been issued or proposed by the Financial Accounting Standards Board (“FASB”) that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

NOTE 3 – ACQUISITION OF ADLER ENERGY LC

On January 31, 2022, the Company purchased all of the membership interest of Adler Energy, LC (“Adler”), pursuant to a Membership Interest Purchase Agreement. Adler is a Michigan limited liability company engaged in the oil and gas development and production business. Under the terms of the agreement, the Company paid $250,000, subject to closing adjustments which totaled $5,075 for a total purchase price of $255,075. The Company recorded $211,925 in lease and well equipment and $33,000 in intangible lease assets in the acquisition. Additionally, the Company recorded $20,480 in acquisition expense, which was recorded in other income in the Statement of Operations.

NOTE 4 – ACCOUNTS RECEIVABLE

Accounts receivable consists primarily of receivables from the sale of crude oil production by the Company.

NOTE 5 – FIXED ASSETS

Lease and well equipment, recorded at cost, consisted of the following:

	January 31, 2023	April 30, 2022
Lease and well equipment	$388,852	$219,406
Less: accumulated depreciation	(33,054)	(6,012)
Fixed assets, net	$355,798	$213,394

NOTE 6 - INTANGILE LEASE ASSET

An intangible lease asset was recognized as part of the acquisition of Adler Energy, LC. The intangible lease asset value is the residual value of the acquisition after recognition of the value of the fixed assets acquired. The intangible lease asset has an indefinite life and the lives of the associated leases are indeterminate as there are no plans to terminate the leases. The asset was reviewed for impairment and none was found to exist.

F-9

LGX ENERGY CORP.

NOTES TO FINANCIAL STATEMENTS

For the nine months ended January 31, 2023 and 2022 (Unaudited)

NOTE 7 - LEASES

Adler Leases

In the acquisition of Adler Energy LC, the Company acquired eight oil and gas leases comprising approximately 579 acres located in Clay County, Indiana. The leases had an original lease term of five years and as long thereafter as operations are conducted upon said land with no cessation for more than ninety consecutive days. There are no lease payments associated with said leases. The leases contain an 1/8th net production royalty.

LGX Leases

During the nine months ended January 31, 2023, the Company acquired eighty oil and gas leases comprising approximately 4,105 acres located in Clay County, Indiana. The leases have initial lease terms of one year and as long thereafter as operations are conducted upon said land with no cessation for more than ninety consecutive days, provided, however, that in no event shall the leases terminate if production of oil and/or gas from a well located on said land or lands pooled therewith has not permanently ceased. There are no lease payments associated with said leases, the lease may be extended at the option of the Company for an additional term of two years by paying an extension payment of $25 per acre. The leases contain an 1/8th net production royalty.

In December 2022 and January 2023, the Company sold a 21% working interest for cash of $79,500.

NOTE 8 –BORROWINGS

Convertible Bridge Loans

In January of 2022, the Company issued $280,000 in convertible bridge loans to 11 investors and $50,000 to 2 related parties, with a term of six months at a fixed interest rate equal to 12% per annum from the date of the note until the balance is paid in full. As additional consideration, the holders received two shares of common stock for each whole dollar or the principal amount of the note for a total of 560,000 shares of common stock to investors and 100,000 shares of common stock to related parties. At any time prior to maturity the holder has the right to convert the note and accrued interest into shares of common stock at the rate of $0.15 per share. The notes are secured by the membership units in Adler Energy, LLC owned by the Company.

During the year ended April 30, 2022, one note to an investor was paid in full, in the amount of $50,000. One note to an investor was partially paid in the amount of $17,500, and $37,500 was paid toward the outstanding balance to related parties in the amount of $37,500.

During May 2022, the Company paid $156,550 to retire all remaining Bridge Loans, including $155,000 in principal and $1,550 in accrued interest.

	January 31, 2023	April 30, 2022
Bridge loans	$-	$212,500
Bridge loans – related party	-	12,500
Total	$-	$225,000

F-10

LGX ENERGY CORP.

NOTES TO FINANCIAL STATEMENTS

For the nine months ended January 31, 2023 and 2022 (Unaudited)

NOTE 9 – STOCKHOLDERS’ EQUITY

Upon formation the authorized capital of the Company was 100,000,000 shares consisting of 80,000,000 shares of common stock, par value $0.001 and 20,000,000 shares of preferred stock, par value $0.001.

Preferred Stock

The Preferred stock may be issued in one or more series as determined by the Board of Directors. The designations, voting rights, amounts of preference upon distribution of assets, rates of dividends, premiums of redemption, conversion rights and other variations, if any, the qualifications, limitations or restrictions thereof, if any, of the Preferred Stock, and of each series thereof, are fixed by the Board of Directors in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series of Preferred Stock.

At January 31, 2023 and April 30, 2022 there have been no series of Preferred Stock designated. Please see NOTE 12 – SUBSEQUENT EVENTS for further information.

Common Stock

During the Nine Months Ended January 31, 2023

During the three months ended January 31, 2023, the Company issued 3,200,000 shares of common stock for cash of $640,000; issued 500,000 shares of common stock that had previously been recorded as “to be issued”; and received $10,000 for 50,000 shares to be issued.

During the three months ended July 31, 2022, the Company issued the Company issued 466,665 shares of common stock for the conversion of $70,000 in principal and interest of convertible bridge loans, including 83,333 shares for the conversion of $12,500 to related parties; issued 1,300,000 shares of common stock for cash in the amount of $260,000 and issued 375,000 shares of common stock that were previously recorded as “to be issued”.

During the Year Ended April 30, 2022

During the period of inception to April 30, 2022, the Company issued 6,715,000 shares of common stock for cash to founders in the amount of $5,815; 6,875,000 shares of common stock for cash in the amount of $1,450,000; 375,000 shares of common stock for cash in the amount of $75,000 recorded as “to be issued” and 645,000 shares of stock pursuant to convertible bridge loans. (See Note 5)

At January 31, 2023 and April 30, 2022, the Company is authorized to issue 80,000,000 and 80,000,000 shares of Common Stock, respectively. At January 31, 2023 and April 30, 2022, the Company has 20,076,667 and 14,235,000 shares issued and outstanding, respectively.

NOTE 10 – INCOME TAXES

Income taxes are provided based upon the liability method of accounting pursuant to ASC 740-10-25 Income Taxes – Recognition. Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard imposed by ASC 740-10-25-5.

Topic 740 in the Accounting Standards Codification (ASC 740) prescribes recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. At April 30, 2022 the Company had taken no tax positions that would require disclosure under ASC 740.

The Company files income tax returns in the U.S. federal jurisdiction.

F-11

LGX ENERGY CORP.

NOTES TO FINANCIAL STATEMENTS

For the nine months ended January 31, 2023 and 2022 (Unaudited)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes.

Significant components of the deferred tax assets at an anticipated tax rate of 21% for January 31, 2023 and the period of inception to April 30, 2022 are as follows:

	January 31, 2023	April 30, 2022
Net operating loss carryforwards	1,219,578	131,557
Deferred tax asset	256,111	27,627
Valuation allowance for deferred asset	(256,111)	(27,627)
Net deferred tax asset	-	-

At January 31, 2023 and April 30, 2022, the Company has net operating loss carryforwards of approximately $1,219,578 and $131,557. The change in the allowance account from April 30, 2022 to January 31, 2023 was $228,484.

NOTE 11 – RELATED PARTY TRANSACTIONS

The Company issued stock for the payment of convertible bridge loans to two officers in the amount of $12,500. Please see NOTE 8 –BORROWINGS and NOTE 9 – STOCKHOLDERS’ EQUITY for further information.

NOTE 12 – SUBSEQUENT EVENTS

On February 22, 2023, the Company entered into a Services Agreement (the “Agreement”) with Statistically Simple, LLC (the “Advisor”). Under the terms of the Agreement, the Advisor shall provide certain business development and marketing services for the Company. As consideration for providing the services, the Advisor shall receive initial compensation of $200,000 and then a monthly compensation of $30,000 for the first four months and then $10,000 for months five and six. In addition, the Advisor shall receive a Warrant granting the holder the right to purchase 1,500,000 shares of the Company’s common stock at an exercise price of $0.25 with an expiration date of five years. The Agreement has an initial term of six months that renews monthly.

On February 22, 2023, the Company issued four Warrants to Holders granting the Holders the right to purchase a total of 1,500,000 shares of common stock at an exercise price of $0.25 with an expiration date of five years.

On February 24, 2023, the Company’s Board of Directors designated a new series of preferred stock titled Series A 10% Convertible Preferred Stock. The designation was filed with the State of Nevada on this same date.

F-12

LGX ENERGY CORP.

Consolidated Financial Statements

(Audited)

F-13

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Management of LGX Energy Corp. Walla Walla, Washington
Opinion

We have audited the consolidated financial statements of LGX Energy Corp. (“the Company”) (a Nevada corporation), which comprise the consolidated balance sheet as of April 30, 2022 and the related consolidated statements of income, stockholders’ equity, and cash flows for the period from November 3, 2021 (inception) through April 30, 2022, and the related notes to the consolidated financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of LGX Energy Corp. as of April 30, 2022, and the results of its operations and its cash flows for the period from November 3, 2021 (inception) through April 30, 2022 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of LGX Energy Corp. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered cumulative operating losses since inception and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about LGX Energy Corp.’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

F-14

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of LGX Energy Corp.’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude, whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about LGX Energy Corp.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Spokane, Washington

December 21, 2022

F-15

LGX ENERGY CORP.

CONSOLIDATED BALANCE SHEET

Inception (November 3, 2021) to April 30,
2022
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,288,242
Prepaid expense	32,000
Accounts receivable	31,494
Other receivable	900
Total Current Assets	1,352,836

FIXED ASSETS
Lease & well equipment, net	213,394
Total Fixed Assets	213,394
OTHER ASSETS
Lease Asset	33,000
Total Other Assets	33,000

TOTAL ASSETS	$1,599,230

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$34,027
Accrued expense -related party	13,500
Accrued interest	900
Convertible Bridge loans	212,500
Convertible Bridge loans – related party	12,500
Total Current Liabilities	273,427

TOTAL LIABILITIES	$273,427

COMMITMENTS AND CONTINGENCIES	-

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 20,000,000 shares authorized, none issued and outstanding	$-
Common stock, $0.001 par value, 80,000,000 shares authorized; 14,235,000 shares issued and outstanding	14,235
Additional paid-in capital	1,368,125
Common stock to be issued	75,000
Accumulated deficit	(131,557)
Total Stockholders’ Equity	1,325,803

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,599,230

See the accompanying notes to the consolidated financial statements.

F-16

LGX ENERGY CORP.

CONSOLIDATED STATEMENT OF OPERATIONS

From Inception (November 3, 2021) through April 30, 2022

Inception (November 3, 2021) to
April 30, 2022

REVENUES	$110,820

OPERATING EXPENSES
Professional fees	24,918
General and administrative	65,638
Management fees	52,500
Production	49,842
Exploration expense	19,355
Depreciation expense	6,012
TOTAL OPERATING EXPENSES	218,265

LOSS FROM OPERATIONS	(107,445)

OTHER INCOME (EXPENSES)
Interest expense	(8,385)
Acquisition expense	(20,480)
Production Tax-Oil Sales (WI)	(591)
Other income	5,344
TOTAL OTHER INCOME (EXPENSES)	(24,112)

LOSS BEFORE TAXES	(131,557)

INCOME TAXES	-

NET LOSS	$(131,557)

NET LOSS PER COMMON SHARE, BASIC AND DILUTED	$(0.04)

WEIGHTED AVERAGE NUMBER OF COMMON STOCK SHARES OUTSTANDING, BASIC AND DILUTED	3,204,944

See the accompanying notes to the consolidated financial statements.

F-17

LGX ENERGY CORP.

CONSOLDIATED STATEMENT OF STOCKHOLDERS’ EQUITY

From Inception (November 3, 2021) through April 30, 2022

	Common Stock		Additional Paid-in	Accumulated	Common stock to be	Total Stockholders’
	Shares	Amount	Capital	Deficit	Issued	Equity

Balance, November 03, 2021, Inception	-	$-	$-	$-	$-	$-
Common stock issued for cash to founders	5,485,000	5,485	-	-		5,485
Common stock issued for services to founders	1,230,000	1,230	-	-	-	1,230
Common stock issued for cash at $0.20 per share	6,875,000	6,875	1,368,125	-	75,000	1,450,000
Common stock issued as inducement to convertible debt	645,000	645	-	-	-	645
Net loss for period ending April 30, 2022	-	-	-	(131,557)	-	(131,557)
Balances at April 30, 2022	14,235,000	$14,235	$1,368,125	$(131,557)	$75,000	$1,325,803

See the accompanying notes to the consolidated financial statements.

F-18

LGX ENERGY CORP.

CONSOLIDATED STATEMENT OF CASH FLOWS

From Inception (November 3, 2021) through April 30, 2022

Inception (November 3, 2021) to April 30,
2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(131,557)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Common stock issued for inducement of bridge loans	645
Depreciation	6,012
Changes in assets and liabilities:
Decrease (increase) in accounts receivable	(31,694)
Decrease (increase) in other receivable	(900)
Decrease (increase) in prepaid expense	(32,000)
Increase (decrease) in accounts payable	34,027
Increase (decrease) in accrued expense	13,500
Increase (decrease) in accrued interest	900
Net cash used by operating activities	(141,067)

CASH FLOWS FROM INVESTING ACTIVITIES:
Lease & well equipment	(219,406)
Oil & gas lease asset	(33,000)
Net cash used by investing activities	(252,406)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	1,456,715
Proceeds from bridge loans	280,000
Repayment of bridge loans	(67,500)
Proceeds from bridge loans-related party	50,000
Payment of bridge loans-related party	(37,500)
Net cash provided by financing activities	1,681,715

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,288,242

Cash, beginning of period	-

Cash, end of period	$1,288,242

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$6,751
Income taxes paid	$-

See the accompanying notes to the consolidated financial statements.

F-19

LGX ENERGY CORP.

NOTES TO FINANCIAL STATEMENTS

From Inception (November 3, 2021) to April 30, 2022

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

LGX Energy Corp. (“the Company”, “LGX Energy”, “we” and “us”) was incorporated under the laws of the State of Nevada on November 3, 2021. The Company was incorporated for the purpose of exploration and development of oil and gas properties.

The Company has one wholly-owned subsidiary, Adler Energy LC (“Adler”). Adler was acquired by LGX Energy on January 31, 2022. The acquisition included the Thomas Field in Clay County, Indiana, with 7 producing oil wells, a disposal well and over 300 miles of 2D seismic with undrilled prospects, which were acquired by Adler over a ten-year period across 5 counties in the state of Indiana. All operations of LGX are conducted through Adler Energy, including field operations, engineering, geology, seismic processing and the sale of oil and gas.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of LGX Energy Corp. is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States and have been consistently applied in the preparation of the financial statements. The Company has adopted an April 30th fiscal year end.

Basis of Presentation

The Company’s financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Principles of Consolidation – The consolidated financial statements include the accounts of the Company and its wholly-owned or controlled operating subsidiary, Adler Energy LC. All intercompany accounts and transactions have been eliminated.

Earnings (Losses) Per Share

Basic earnings per share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the year. Fully-diluted earnings per share is computed by dividing net income (loss) by the sum of the weighted-average number of common shares outstanding and the additional common shares that would have been outstanding if potential common shares had been issued. Potential common shares are not included in the computation of fully diluted earnings per share if their effect is antidilutive. The computation of earnings per share of common stock is based on the weighted average number of shares outstanding at the date of the financial statements.

Cash Equivalents

The Company considers cash, certificates of deposit, and debt instruments with a maturity of three months or less when purchased to be cash equivalents. The Company maintains its cash in bank deposit accounts, which at times, may exceed federally insured limits. As of April 30, 2022, the Company had approximately $1,006,320 in excess of federally-insured limits.

Estimates

The preparation of financial statements in accordance with generally accepted accounting principles in the United States of America requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amounts of revenues and expenses during the reporting period. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company’s financial statements; accordingly, it is possible that the actual results could differ from these estimates and assumptions and could have a material effect on the reported amounts of the Company’s financial position and results of operations.

F-20

LGX ENERGY CORP.

NOTES TO FINANCIAL STATEMENTS

From Inception (November 3, 2021) to April 30, 2022

Fair Value of Financial Instruments

The Company’s financial instruments as defined by ASC 825-10-50, include cash, receivables, accounts payable and accrued expenses. All instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at April 30, 2022.

The standards under ASC 820 define fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. FASB ASC 820 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows:

Level 1. Observable inputs such as quoted prices in active markets;

Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3. Unobservable inputs in which there is little of no market data, which require the reporting entity to develop its own assumptions.

Fixed Assets, Intangibles and Long-Lived Assets

The Company records its fixed assets at historical cost. The Company expenses maintenance and repairs as incurred. Upon disposition of fixed assets, the gross cost and accumulated depreciation are written off and the difference between the proceeds and the net book value is recorded as a gain or loss on sale of assets. The Company depreciates its fixed assets over their respective estimated useful lives ranging from three to fifteen years.

The Company follows FASB ASC 360-10, “Property, Plant, and Equipment,” which established a “primary asset” approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. From inception to April 30, 2022, the Company had not experienced impairment losses on its long-lived assets.

Accounts Receivable

The Company routinely assesses the recoverability of all material trade and other receivables. The Company accrues a reserve on a receivable when, based on the judgment of management, it is probable that a receivable will not be collected and the amount of any reserve may be reasonably estimated. Actual write-offs may exceed the recorded allowance. Substantially all of the Company’s trade accounts receivable result from crude oil in Indiana, to one customer, or joint interest billings to its working interest partners in Indiana. This concentration of customers and joint interest owners may impact the Company’s overall credit risk as these entities could be affected by similar changes in economic conditions as well as other related factors. Trade accounts receivable are generally not collateralized. There were no allowances for doubtful accounts for the Company’s trade accounts receivable at April 30, 2022.

F-21

LGX ENERGY CORP.

NOTES TO FINANCIAL STATEMENTS

From Inception (November 3, 2021) to April 30, 2022

Going Concern

As shown in the accompanying financial statements, the Company has incurred cumulative operating losses since inception. As of April 30, 2022, the Company has limited financial resources with which to achieve its objectives and attain profitability and positive cash flows from operations. As shown in the accompanying balance sheets and statements of operations, the Company has an accumulated deficit of $131,557.

Achievement of the Company’s objectives will depend on its ability to obtain additional financing to generate revenue from current and planned business operations.

The Company plans to fund its future operations by potential sales of its common stock or by issuing debt securities. However, there is no assurance that the Company will be able to achieve these objectives, therefore substantial doubt about its ability to continue as a going concern exists.

Provision for Taxes

Income taxes are provided based upon the liability method of accounting pursuant to ASC 740-10-25 Income Taxes – Recognition. Under the approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard imposed by ASC 740-10-25-5 to allow recognition of such an asset. See Note 5.

Revenue Recognition

The Company recognizes revenue under ASC 606, Revenue from Contracts with Customers (“Topic 606”). Under Topic 606, revenue will generally be recognized upon delivery of our produced crude oil and natural gas volumes to our customers. Our customer sales contracts include only crude oil sales in Indiana. Under Topic 606, each unit (crude oil barrel) of commodity product represents a separate performance obligation which is sold at variable prices, determinable on a monthly basis. The pricing provisions of our crude oil contracts are primarily tied to a market index with certain adjustments based on factors such as delivery, product quality and prevailing supply and demand conditions in the geographic areas in which we operate. We will allocate the transaction price to each performance obligation and recognize revenue upon delivery of the commodity product when the customer obtains control. Control of our produced crude oil volumes passes to our customers when the oil is measured by a trucking oil ticket. The Company has no control over the crude oil after this point and the measurement at this point dictates the amount on which the customer’s payment is based. Our crude oil revenue stream includes volumes burdened by royalty and other joint owner working interests. Our revenues are recorded and presented on our financial statements net of the royalty and other joint owner working interests. Our revenue stream does not include any payments for services or ancillary items other than sale of crude oil. We record revenue in the month our crude oil production is delivered to the purchaser. The customer has the right to refuse to purchase any oil containing impurities, and treatment of any refused oil is at the Company’s expense.

New Accounting Pronouncements

FASB issued ASU No. 2016-02, Leases (Topic 842), which establishes a comprehensive new lease accounting model. The new standard: (a) clarifies the definition of a lease; (b) requires a dual approach to lease classification similar to current lease classifications; and (c) causes lessees to recognize leases on the balance sheet as a lease liability with a corresponding right-of-use asset for leases. The standard became effective for non-public companies for r years beginning after December 15, 2021.

F-22

LGX ENERGY CORP.

NOTES TO FINANCIAL STATEMENTS

From Inception (November 3, 2021) to April 30, 2022

The Company has made an accounting policy election not to recognize right of use assets and lease liabilities that arise from short term leases for any class of asset.

This topic does not apply to leases to explore for natural resources and rights to use the land in which those natural resources are contained.

Accounting standards that have been issued or proposed by the Financial Accounting Standards Board (“FASB”) that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

NOTE 3 – ACQUISITION OF ADLER ENERGY LC

On January 31, 2022, the Company purchased all of the membership interest of Adler Energy, LC (“Adler”), pursuant to a Membership Interest Purchase Agreement. Adler is a Michigan limited liability company engaged in the oil and gas development and production business. Under the terms of the agreement, the Company paid $250,000, subject to closing adjustments which totaled $5,075 for a total purchase price of $255,075. The Company recorded $211,925 in lease and well equipment and $33,000 in intangible lease assets in the acquisition. Additionally, the Company recorded $20,480 in acquisition expense, which was recorded in other income in the Statement of Operations.

NOTE 4 – ACCOUNTS RECEIVABLE

Accounts receivable consists primarily of receivables from the sale of crude oil production by the Company.

NOTE 5 – FIXED ASSETS

Lease and well equipment, recorded at cost, consisted of the following:

April 30, 2022
Lease and well equipment	$219,406
Less: accumulated depreciation	(6,012)
Fixed assets, net	$213,394

NOTE 6 - INTANGILE LEASE ASSET

An intangible lease asset was recognized as part of the acquisition of Adler Energy, LC. The intangible lease asset value is the residual value of the acquisition after recognition of the value of the fixed assets acquired. The intangible lease asset has an indefinite life and the lives of the associated leases are indeterminate as there are no plans to terminate the leases. The asset was reviewed for impairment and none was found to exist.

NOTE 7 - LEASES

In the acquisition of Adler Energy LC, the Company acquired eight oil and gas leases comprising approximately 579 acres located in Clay County, Indiana. The leases had an original lease term of five years and as long thereafter as operations are conducted upon said land with no cessation for more than ninety consecutive days. There are no lease payments associated with said leases. The leases contain an 1/8th net production royalty.

F-23

LGX ENERGY CORP.

NOTES TO FINANCIAL STATEMENTS

From Inception (November 3, 2021) to April 30, 2022

NOTE 8 –BORROWINGS

Convertible Bridge Loans

In January of 2022, the Company issued $280,000 in convertible bridge loans to 11 investors and $50,000 to two related parties, with a term of six months at a fixed interest rate equal to 12% per annum from the date of the note until the balance is paid in full. As additional consideration, the holders received two shares of common stock for each whole dollar or the principal amount of the note for a total of 560,000 shares of common stock to investors and 100,000 shares of common stock to related parties. At any time prior to maturity the holder has the right to convert the note and accrued interest into shares of common stock at the rate of $0.15 per share. The notes are secured by the membership units in Adler Energy, LLC owned by the Company.

As of April 30, 2022, one note to an investor was paid in full, in the amount of $50,000. One note to an investor was partially paid in the amount of $17,500 and $37,500 was paid toward the outstanding balance to related parties in the amount of $37,500.

April 30, 2022
Bridge loans	$212,500
Bridge loans – related party	12,500
Total	$225,000

NOTE 9 – STOCKHOLDERS’ EQUITY

Upon formation and as of April 30, 2022, the authorized capital of the Company was 100,000,000 shares consisting of 80,000,000 shares of common stock, par value $0.001 and 20,000,000 shares of preferred stock, par value $0.001.

Preferred Stock

The Preferred stock may be issued in one or more series as determined by the Board of Directors. The designations, voting rights, amounts of preference upon distribution of assets, rates of dividends, premiums of redemption, conversion rights and other variations, if any, the qualifications, limitations or restrictions thereof, if any, of the Preferred Stock, and of each series thereof, are fixed by the Board of Directors in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series of Preferred Stock.

At April 30, 2022, there have been no series of Preferred Stock designated.

Common Stock

During the period from inception to April 30, 2022, the Company issued 6,715,000 shares of common stock for cash to founders in the amount of $5,815; 6,875,000 shares of common stock for cash in the amount of $1,450,000; 375,000 shares of common stock for cash in the amount of $75,000 recorded as “to be issued” and 645,000 shares of stock pursuant to convertible bridge loans. Please see NOTE 8 –BORROWINGS for further information.

F-24

LGX ENERGY CORP.

NOTES TO FINANCIAL STATEMENTS

From Inception (November 3, 2021) to April 30, 2022

NOTE 10 – INCOME TAXES

Income taxes are provided based upon the liability method of accounting pursuant to ASC 740-10-25 Income Taxes – Recognition. Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard imposed by ASC 740-10-25-5.

Topic 740 in the Accounting Standards Codification (ASC 740) prescribes recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. At April 30, 2022 the Company had taken no tax positions that would require disclosure under ASC 740.

The Company files income tax returns in the U.S. federal jurisdiction.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes.

Significant components of the deferred tax assets at an anticipated tax rate of 21% for the period from Inception (November 3, 2021) to April 30, 2022 are as follows:

April 30, 2022
Net operating loss carryforwards	131,557
Deferred tax asset	27,627
Valuation allowance for deferred asset	(27,627)
Net deferred tax asset	-

As of April 30, 2022, the Company has net operating loss carryforwards of approximately $131,557.

NOTE 11 – RELATED PARTY TRANSACTIONS

The Company issued convertible bridge loans to two officers in the amount of $50,000. Please see NOTE 8 –BORROWINGS for further information.

NOTE 12 – SUBSEQUENT EVENTS

Subsequent to year end, the Company entered into sixty-four lease agreements for approximately 2,500 acres of land, for the purpose of exploring, drilling, mining, operating for and producing oil and or gas or other minerals or metals. The term of the leases is one year, and as long thereafter as operations are conducted upon said land with no cessation for more than 90 consecutive days, that in no event shall this lease terminate if production of oil and/or gas or minerals from a well located on said land or land pooled therewith has not permanently ceased, the lease may be extended at the option of the Company for an additional term of two years by paying an extension payment of $25 per acre. Each lease contains a one-eighth net royalty.

During May 2022, the Company paid $156,550 to retire all remaining Bridge Loans, including $155,000 in principle and $1,550 in accrued interest.

On May 3, 2022, the Company issued 466,665 shares of common stock for the conversion of $70,000 in principal and interest of convertible bridge loans, including 83,333 shares for the conversion of $12,500 to related parties.

On May 10, 2022, the Company issued 100,000 shares of common stock for cash of $20,000.

F-25

LGX ENERGY CORP.

NOTES TO FINANCIAL STATEMENTS

From Inception (November 3, 2021) to April 30, 2022

On June 2, 2022, the Company issued 1,150,000 shares of common stock for cash of $230,000.

On June 6, 2022, the Company issued 500,000 shares of common stock for cash of $100,000.

On June 7, 2022, the Company issued 50,000 shares of common stock for cash of $10,000.

On June 13, 2022, the Company issued 375,000 shares of common stock for cash of $75,000.

In November 2022, the Company issued 3,700,000 shares of common stock for cash of $740,000.

F-26

PART III—EXHIBITS

Index to Exhibits

Exhibit	Description
3.1*	Articles of Incorporation of LGX Energy Corp.

3.2*	Bylaws

3.3*	Restated Articles of Organization of Adler Energy, LC

4.1*	Form of Subscription Agreement

4.2*	Certificate of Designation of Series A 10% Convertible Preferred Stock

10.1*	Operating Agreement of Adler Energy, LC

10.2*	Membership Interest Purchase Agreement between the Company and Global Oil & Gas, A.G.

10.3*	LGX energy Corp. Oil, Gas and Mineral Lease

10.4*	Services Agreement between the Company and Statistically Simple, LLC

10.5*	Master Services Agreement between the Company and Forward Progress, LLC

10.6*	Common Stock Purchase Warrant Agreement between the Company and Richard A. Seefried

10.7*	Common Stock Purchase Warrant Agreement between the Company and Robert John Olejar

10.8*	Common Stock Purchase Warrant Agreement between the Company and Southshore Capital Partners, LP

10.9*	Common Stock Purchase Warrant Agreement between the Company and T3 Research, LLC

11.1+	Consent of the Law Offices of the Law Office of Tom J. Beener (included in the opinion filed as Exhibit 12.1)

11.2*	Consent of Independent Registered Public Accounting Firm

12.1+	Legal Opinion of the Law Office of Tom J. Beener

21.1*	List of Subsidiaries

* Filed herewith

+ To be filed by an amendment

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Walla Walla, State of Washington, on March 17, 2023.

(Exact name of issuer as specified in its charter):	LGX Energy Corp.

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

By (Signature and Title):	/s/ Howard Crosby
Howard Crosby, Chief Executive Officer (Principal Executive Officer)

(Date): March 17, 2023

By (Signature and Title):	/s/ Howard Crosby
Treasurer (Principal Financial Officer, Principal Accounting Officer)

(Date): March 17, 2023

SIGNATURES OF DIRECTORS:

/s/ Howard Crosby	March 17, 2023
Howard Crosby, Director	Date

/s/ John Ryan	March 17, 2023
John Ryan, Director	Date

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